The transactions pursuant to the joint share transfer described in this document involve securities of a Japanese company. The joint share transfer is subject to disclosure requirements of Japan that are different from those of the United States. Financial information included in this document, if any, was excerpted from financial statements prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in Japan and some or all of its officers and directors reside outside of the United States. You may not be able to sue a Japanese company or its officers or directors in a Japanese court for violations of the U.S. securities laws. It may be difficult to compel a Japanese company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the joint share transfer, such as in the open market or through privately negotiated purchases.

This document has been translated from the Japanese-language original for reference purposes only. In the event of any conflict or discrepancy between this document and the Japanese-language original, the Japanese-language original shall prevail in all respects.

Securities Code: 8530
The 116th Annual General Meeting of Shareholders Convocation Notice

[Information for shareholders desiring to attend in person]

We are only able to provide 50 seats so that we can maintain adequate distances among shareholders.

You must submit an In-Person Attendance Application to attend in person (seats selected by lottery).

Detailed procedures will be found on p. 6 of the Convocation Notice and in the attached "Information on the Live Stream of the 116th Annual General Meeting of Shareholders, Advance Questions and In-Person Attendance Applications."

[Live streaming on the day of the General Meeting of Shareholders]

The General Meeting of Shareholders may be viewed by live stream on personal computers, tablets, smartphones, and other devices.

There is no need to apply in advance if you will be viewing the live stream only.

For details, see pp. 3-4 of the Convocation Notice and the attached "Information on the Live Stream of the 116th Annual General Meeting of Shareholders, Advance Questions and In-Person Attendance Applications.

Date and time June 24, 2022 (Friday) 10:00 a.m. Venue 33-13, Sakae 3-chome, Naka-ku, Nagoya Large conference room on the 8th floor of the head office

Mementos will not be distributed to shareholders attending the General Meeting of Shareholders in person. Thank you for your understanding.	Table of contents
	Convocation Notice	1
	Business report	11
	Financial Statements	26
	Audit report	32
	Reference documents	34

Securities Code: 8530
June 7, 2022
To our shareholders
33-13, Sakae 3-chome, Naka-ku, Nagoya
The Chukyo Bank, Limited
	President	Hideo Kobayashi

Notice of the 116th Annual General Meeting of Shareholders

Thank you as always for your patronage and support.

We are pleased to announce the 116th Annual General Meeting of Shareholders, which will be held as indicated below.

Rather than attending the meeting in person, you may exercise your voting rights in writing or via the Internet. Please review the reference documents for the General Meeting of Shareholders and exercise your voting rights by indicating your approval or disapproval on the enclosed Voting Form, or by inputting your approval or disapproval on the Bank's designated voting website (https://evote.tr.mufg.jp/). You are kindly requested to do so by 5:30 p.m., (June 23, 2022) (Thursday).

•  We are only able to provide 50 seats so that we can maintain adequate distances among shareholders.

Prior application is required if you plan to attend the General Meeting in person. (For details, see p. 6 of the Convocation Notice and the attached "Information on the Live Stream of the 116th Annual General Meeting of Shareholders, Advance Questions and In-Person Attendance Applications.")

•  The General Meeting of Shareholders will be live streamed on the day of the meeting so that shareholders are able to view and participate in it from their homes and offices, etc.

There is no need to apply in advance if you will be viewing the live stream only. (For details, see pp. 3-4 of the Convocation Notice and the attached "Information on the Live Stream of the 116th Annual General Meeting of Shareholders, Advance Questions and In-Person Attendance Applications.")

Best regards

Details

1.	Date and time	10:00 a.m., June 24, 2022 (Friday)
2.	Venue	33-13, Sakae 3-chome, Naka-ku, Nagoya
Large conference room on the 8th floor of the head office

3.	Purposes of the General Meeting of Shareholders
	Matters to be reported	1.116th fiscal year	(	From 1 April 1, 2021 to March 31, 2022)	Business report and financial statements
		2. 116th fiscal year	(	From 1 April 1, 2021 to March 31, 2022)	Consolidated financial statements and results of audits of the consolidated financial statements by the Financial Auditor and Board of Auditors

Matters to be resolved
	Proposal No. 1	Appropriation of surplus
	Proposal No. 2	Approval of Share Transfer Plan with The Aichi Bank, Ltd.
	Proposal No. 3	Surplus dividend
	Proposal No. 4	Election of eight directors
	Proposal No. 5	Election of one substitute Auditor

4.	Instructions on the exercise etc. of voting rights
(1)	Exercise by mail

Indicate your approval or disapproval of each proposal on the enclosed Voting Form and return it so that it arrives no later than 5:30 p.m., June 23, 2022 (Thursday).

(2)	Exercise via the Internet

Access the Bank's voting website (https://evote.tr.mufg.jp/), log in using the login QR code or the "Login ID" and "Temporary password" printed on the back of the enclosed Voting Form, and follow the instructions on the screen to input your approval or disapproval of each proposal no later than 5:30 p.m., June 23, 2022 (Thursday). For details, see "How to Exercise Voting Rights" below.

(3)	Duplicate voting

If you exercise your voting rights both by the Voting Form and via the Internet, exercise via the Internet will be treated as the valid exercise of voting rights. If you vote more than once via the Internet, your last vote will be treated as the valid exercise of voting rights.

End of document

◎	If you plan to attend in person on the day of the meeting, you will need a printed copy of the enclosed Voting Form and either a printed copy of the email sent by the General Meeting of Shareholders Secretariat informing you of your selection as an attendee or a mobile phone or smartphone from which the email can be confirmed for presentation at the venue reception counter. Proxy exercise of voting rights is limited to proxies appointed from among shareholders with voting rights in the Bank. You may appoint no more than one proxy.
◎	Among the following documents traditionally provided with the Convocation Notice, documents containing the following matters have been made available on the Bank's Internet website (address: https:// www.chukyo-bank.co.jp/ir/meeting/) and have therefore been omitted as attachments to the Convocation Notice.
1)	"Matters Regarding Rights to Subscribe for New Shares, etc. of the Bank" and "Systems to Ensure Proper Business Activities" in the business report
2)	"Statement of Changes in Equity" and "Notes to the Non-Consolidated Financial Statemens " in the financial statements
3)	"Consolidated Statement of Changes in Equity" and "Notes to the Consolidated Financial Statements" in the consolidated financial statements
4)	Reference Documents for the General Meeting of Shareholders (regarding Proposal 2), Approval of Share Transfer Plan with The Aichi Bank, Ltd., matters in 1)-3) above for the final fiscal year of the wholly-owned subsidiary resulting from the share transfer (The Aichi Bank, Ltd.)

The business reports, financial statements and consolidated financial statements audited by the auditors include the business report, financial statements and consolidated financial statements attached to this Convocation Notice and the matters in 1)-3) above.

The financial statements and consolidated financial statements audited by the Financial Auditor include the financial statements and consolidated financial statements attached to this Convocation Notice and the matters in 2)-3) above.

◎	Any revisions required to be matters to the noted in the reference documents for the General Meeting of Shareholders, business report, financial statements or consolidated financial statements will be published in their revised form on the Bank's Internet website (https://www.chukyo-bank.co.jp/ir/meeting/).

"Live stream of the General Meeting of Shareholders," "Advance questions" and "In-Person Attendance Application"

All of these are available on the "Engagement Portal" online site for the General Meeting.

Instructions for the "Live Stream of the General Meeting of Shareholders"

The Bank will live stream the General Meeting of Shareholders over the Internet on the day of the meeting for viewing at homes and offices, etc.

The filming of the meeting at the venue will be from positions close to the chair and officer seating so as to maintain the privacy of shareholders in attendance, but attending shareholders may inadvertently appear in the video feed. Thank you for your understanding.

1.	Streaming date and time
June 24, 2022 (Friday) 10:00 a.m. to the conclusion of the General Meeting of Shareholders

* Live streaming may not be available in the event of disaster, upheaval, spread of Covid-19, or other force majeure. Information will be made available on the Bank's website (https://www.chukyo-bank.co.jp/) if changes to the live stream are required.

2.	How to view the General Meeting of Shareholders (see also the access method on p. 7.)
URL：https://engagement-portal.tr.mufg.jp/
1)	Use the URL above to access the “Engagement Portal” (online site for the General Meeting of Shareholders).

2)	On the shareholder authentication screen (login screen), input your “Login ID” and “Password,” read the Terms of Use and confirm your agreement by checking the “I agree” box, and click the “Login” button. You will find your “Login ID” and “Password” on the back side of the Voting Form enclosed with the Convocation Notice.

3)	You can also use your smart phone or other device to read the QR code printed on the back of the Voting Form to log into the “Engagement Portal” without having to input your “Login ID” and “Password.”

*       This site will be publicly available from the time the Convocation Notice arrives to June 24, 2022.

After the public availability period is over, the shareholder authentication screen (login screen) will be displayed, but you will be unable to access the page after logging in.

4)	After logging in, click the "Live viewing" button, confirm the Terms of Use for live viewing, etc. on the day, check the "I agree to the Terms of Use" box, and click "View."

The live viewing page will be displayed on the day of the meeting.

*       The live viewing page can be accessed from around 30 minutes prior to the commencement of the meeting.

*	“QR Code” is a registered trademark of Denso Wave, Inc.

[Notes on Internet participation]

✓	Under the Companies Act, you will not be allowed to attend the General Meeting of Shareholders if you participate via the Internet and view the live stream. Because of this, the questions, exercise of voting rights and submission of motions allowed to shareholders in a general meeting of shareholders cannot be performed through Internet participation.
✓	We therefore request shareholders viewing the meeting via the Internet to exercise their voting rights in advance (in writing or via the Internet, etc.) no later than 5:30 p.m., June 23, 2022 (Thursday). Instructions on how to exercise voting rights will be found on p. 9 and p. 10.
✓	Participation in the General Meeting of Shareholders via the Internet is restricted to the actual shareholder. You are requested to refrain from participation via proxies, etc.
✓	There may be problems with the quality of the video or audio depending upon your terminal (model, performance, etc.) or Internet connection environment (congestion, connection speed, etc.). Thank you for your understanding.
✓	Shareholders are responsible for the telecommunications charges, etc. incurred from viewing.
✓	Recording and publication of video or audio of the live stream is strictly prohibited.
✓	Should you lose the enclosed Voting Form, it can be reissued by contacting the contact point for this site found on p. 8.
✓	Please note that reissue may not be possible depending on the timing of the inquiry if there is less than approximately one week prior to the date of the General Meeting of Shareholders.

Instructions on the submission of "advance questions"

Questions related to the purposes, etc. of the General Meeting of Shareholders will be accepted prior to the commencement of the General Meeting of Shareholders.

We encourage you to submit questions and have provided details on the acceptance period and submission method below.

1.	Acceptance period
From the arrival of this Convocation Notice to 5:30 PM, June 17, 2022 (Friday)

2.	Method of acceptance (see also the access method on Page 7 below)
URL：https://engagement-portal.tr.mufg.jp/
1)	Use the URL above to access the “Engagement Portal” (online site for the General Meeting of Shareholders).

2)	On the shareholder authentication screen (login screen), input your “Login ID” and “Password,” read the Terms of Use and confirm your agreement by checking the “I agree” box, and click the “Login” button. You will find your “Login ID” and “Password” on the back side of the Voting Form enclosed with the Convocation Notice.

3)	You can also use your smart phone or other device to read the QR code printed on the back of the Voting Form to log into the “Engagement Portal” without having to input your “Login ID” and “Password.”

4)	After logging in, click on the "Advance questions" button.

5)	Select the question category, input your question, confirm the Terms of Use, check the "I agree to the Terms of Use" box, and click the "To confirmation screen" button.

6)	Confirm the content of your question and click the "Send" button.

Submission of your advance question is complete.

*	“QR Code” is a registered trademark of Denso Wave, Inc.

[Matters of Note]

✓	Questions are limited to matters related to the purposes of the General Meeting.
✓	As a rule, one question per person will be accepted. Thank you for your cooperation.
✓	On the day of the General Meeting, we will respond to those questions received from shareholders deemed to be of particularly high interest to shareholders in general and for which the Bank is able to provide responses. Questions that we were unable to respond to in the meeting will be referred to in future preparations.
✓	The submission of a question does not guarantee a response. The Bank is unable to provide individual responses to questions not addressed during the meeting.
✓	You are responsible for all telecoms charges, etc. for use.

Instructions on submission of the "In-Person Attendance Application"

The Bank is only able to provide a limited number of seats due to the high priority that it places on the safety of shareholders in the midst of the Covid-19 pandemic.

Shareholders desiring to participate in person at the venue are requested to confirm the details below and comply with the following in person participation application procedures.

1.	Acceptance period
From the arrival of this Convocation Notice to 5:30 PM, June 17, 2022 (Friday)

2.	Number of seats

A maximum of 50 seats will be available. Should the number of applications exceed the maximum number of seats, seats will be allocated by lottery. All applicants will be informed of lottery results by email on or around June 20, 2022.

3.	Method of acceptance (see also the access method on Page 7 below)
URL：https://engagement-portal.tr.mufg.jp/
1)	Use the URL above to access the “Engagement Portal” (online site for the General Meeting of Shareholders).

2)	On the shareholder authentication screen (login screen), input your “Login ID” and “Password,” read the Terms of Use and confirm your agreement by checking the “I agree” box, and click the “Login” button. You will find your “Login ID” and “Password” on the back side of the Voting Form enclosed with the Convocation Notice.

3)	You can also use your smart phone or other device to read the QR code printed on the back of the Voting Form to log into the “Engagement Portal” without having to input your “Login ID” and “Password.”

4)	After logging in, click on the "In-Person Attendance Application" button.

5)	Input the required information, confirm the Terms of Use, check the "I agree to the Terms of Use" box, and click the "To confirmation screen" button.

6)	Confirm the information input and click the "Send" button.

Submission of your In-Person Attendance Application is complete.

*	“QR Code” is a registered trademark of Denso Wave, Inc.

4.	Entry to the venue

Your identity and your eligibility for a seat as a result of the lottery will be confirmed at the venue reception desk. You are requested to bring a printed copy of the Voting Form and either a printed copy of the lottery results email from the General Meeting of Shareholders Secretariat or a mobile phone or smartphone from which the email can be confirmed with you on the day of the meeting.

[Matters of Note]

✓	Application must be submitted in advance to attend the meeting in person (attendees will be selected by lottery if the number of applications exceeds the number of seats). Shareholders who have not applied in advance will not be allowed entry to the venue.
✓	One application per shareholder only.
✓	You are responsible for all telecoms charges, etc. for use.

[Reference: How to access the "Engagement Portal" online site for the General Meeting]

1.	Read the QR code to log in

<<Back of enclosed Voting Form (image)>>

2.	Use your individual login ID and password to log in

<<Shareholder authentication screen (login screen)>>

Access the "Engagement Portal" online site for the General Meeting.

1)       Input the login ID and password printed on the back of the enclosed Voting Form.

2)       Confirm the Terms of Use and check the "I agree to the Terms of Use" box.

3)       Click be "Login" button.

(The screen shown here is for illustrative purposes only. Actual screens may be edited and differ from the image shown here.)

3.	Portal site

The screen immediately after login shows the items available. Click on the item you want.

[Recommended environments]

The following environments are recommended for the site.

Internet Explorer is not supported. Please use one of the browsers below.

	PC		Mobile
	Windows	Macintosh	iPad	iPhone	Android
OS	Windows 10 or later	MacOS Ⅹ 10.13 (High Sierra) or later	iOS 13.0 or later	iOS 12.0 or later	Android 8.0 or later
Browser * Most recent version	Google Chrome、Microsoft Edge (Chromium)	Safari、Google Chrome	Safari	Safari	Google Chrome

*	Even in the environments above, there may be cases in which the site does not operate normally due to the telecommunications environment or terminal.

[Address questions regarding this site to]

TEL	0120-676-808 (toll free)	Securities Agent Department, Mitsubishi UFJ Trust and Banking Corp.

(9:00 a.m.-5:00 p.m. weekdays (closed Saturdays, Sundays and holidays). Live streaming will be from 9:00 a.m. on the day of the General Meeting of Shareholders until the conclusion of the General Meeting of Shareholders)

<Covid 19 information>

Reducing the risk of Covid 19 infection and maintaining the safety of our shareholders are our highest priorities. For this year's General Meeting of Shareholders, we have therefore limited the number of available seats to 50 so as to ensure adequate spacing between seats. Prior application is required if you plan to attend the General Meeting in person. "Shareholders who have not submitted In-Person Attendance Applications," "shareholders who were not selected in the lottery," and "shareholders for whom selection cannot be confirmed" will not be allowed into the General Meeting venue.

(For details, see p. 6 and p. 7, and also the attached "Information on the Live Stream of the 116th Annual General Meeting of Shareholders, Advance Questions and In-Person Attendance Applications.")

The proceedings of the General Meeting of Shareholders can be viewed by live stream.

Under the Companies Act, shareholders who view by live stream are not deemed attendees and are not allowed to participate in resolutions on the day. Please exercise your voting rights in advance by mail or via the Internet. (See p. 9 and p. 10 for information on how to exercise voting rights.)

Shareholders attending the General Meeting of Shareholders in person are kindly requested to check the status of the pandemic and their own health on the day of the General Meeting of Shareholders, to wear masks, and to take other measures to prevent infection. At the venue for the General Meeting of Shareholders, officers and operations staff will wear masks. Other measures may be taken as necessary to prevent infections and spread of disease (Shareholders exhibiting fever, coughing or other symptoms may be refused entry, the General Meeting of Shareholders itself may be shortened, etc.).

Any major changes in the operation of the General Meeting of Shareholders resulting from future circumstances will be published on the Bank's website (https://www.chukyo-bank.co.jp/).

End of document

How to Exercise Voting Rights

Voting rights at the General Meeting of Shareholders are one of your important rights as a shareholder.

Please study the reference documents for the General Meeting of Shareholders below when exercising your voting rights.

There are three ways to exercise your voting rights.

Attend the General Meeting of Shareholders	Vote in writing (mail)	Vote via the Internet

Prior application is required if you wish to attend the meeting in person. (Attendees will be selected by lottery if the number of applications exceeds the number of seats available)	Indicate your approval or disapproval for each proposal on the enclosed Voting Form and return it.	Input your approval or disapproval of each proposal as instructed on the following page.

Date and time of General Meeting of Shareholders	Exercise deadline	Exercise deadline

June 24, 2022 (Friday) 10:00 a.m.	June 23, 2022 (Thursday) Arrival no later than 5:30 p.m.	June 23, 2022 (Thursday) Input completed no later than 5:30 p.m.

How to complete the Voting Form

Indicate your approval or disapproval for the following proposals. Proposals No. 1, 2, 3 and 5 If you approve Circle ‘Approve’ If you disapprove Circle ‘Disapprove’ Proposal No. 4 Approval of all candidates Circle ‘Approve’ Disapproval of all candidates Circle ‘Disapprove’ Disapproval of some candidates Circled the "Approve" column and fill in the numbers of the candidates disapproved.

How to Exercise Voting Rights via the Internet

How to read the QR code You can log in to the voting website without inputting the login ID and temporary password printed on the Shareholder's Copy of the Voting Form. 1 Read the QR code printed on the Shareholder's Copy (right side) of the Voting Form. * "QR code" is a registered trademark of Denso Wave Inc. 2 For subsequent steps, follow the instructions on the screen to indicate your approval or disapproval. You may log in with the QR code one time only. If you wish to exercise voting rights again or to exercise voting rights without using the QR code, follow the instructions in "How to input your login ID and temporary password" below. Please contact if you have any questions about how to operate your personal computer or smartphone when exercising voting rights via the Internet. How to input your login ID and temporary password Voting website https://evote.tr.mufg.jp/ 1 Access voting website. 2 Input the "Login ID and Temporary password" printed on the Shareholder's copy (right side) of the Voting Form to "log in." Input your "Login ID" and "Temporary password" Click "Login" 3 Input your new password and "Send." Input your "New password" Click "Send" 4 For subsequent steps, follow the instructions on the screen to indicate your vote. Helpdesk, Securities Agent Department, Mitsubishi UFJ Trust and Banking Corp. 0120-173-027 (Toll free; hours: 9:00 a.m.-9:00 p.m.)

Institutional investors may use the institutional investor electronic voting platform operated by ICJ, Inc.

Attachment

Business report for the 116th fiscal year (from April 1, 2021 to March 31, 2022)

1	Current situation of the Bank
(1)	Progress and results of business, etc.

(Description of principal businesses)

Through a total of 87 locations, including its head office, 25 in-store offices, and 1 Internet branch, the Bank provides deposit, lending, domestic transfer, foreign exchange, securities investment and other similar services, together with over-the-counter sales of government bonds, investment trusts, and insurance, etc., and other associated services.

(Financial and economic environment)

During the fiscal year under review, the domestic economy continued to rebound, but the Covid-19 pandemic resulted in difficult circumstances for some non-manufacturing sectors, etc. With economic and social activities beginning to normalize, a range of policy measures combined with improvements in the international economy to produce a recovery, primarily in capital investments and production, but consumer spending and non-manufacturing continued to be weak.

In our region, a recovery trend was observed throughout the year, but more recently, exports and production have begun to stall and the recovery appears to have waned.

On the financial side, the Bank of Japan maintained and reinforced quantitative and qualitative monetary easing measures, including manipulation of long and short-term interest rates to support corporate, etc. cash flows and maintain stability in financial markets. Long-term interest rates were within the range of 0.00% to + 0.25%. Overnight interest rates were within the range of - 0.06% to 0.00%. On stock markets, US stocks experienced instability resulting from the reorientation of FRB policy, together with impacts from the situation in Ukraine and other factors in the external environment. The closing price at the end of the fiscal year was 27,821 yen, down 1,357 yen from the end of the previous fiscal year.

(Progress and results of business)

Within these financial and economic circumstances, the Bank commenced the <CX Plan>, its 18th medium-term business plan, from April 2021. Under the <CX Plan>, the Bank moved forward on measures designed to convert it into a "community-oriented consulting company with financial functions," seeking to become a company that contributes to the growth of the local community by providing comprehensive and timely financial intermediary functions together with general consulting according to the customer's life stage.

For customers operating businesses, the Bank provided financial support to mitigate the impacts of the Covid-19 pandemic, and conducted regular interview surveys with customers to identify the business challenges that they face, propose solutions, and provide consulting services. As an institution that collaborates with its customers, the Bank endeavored to contribute to the activation of the local economy and the solution of social issues. The Bank enhanced its menu of solutions in both quality and quantity terms, focusing on business succession and talent recruitment. At the end of the fiscal year, it offered a menu of 157 solutions, further supporting businesses and enterprise value enhancement for its customers.

For individual customers, the Bank launched "<Chukyo> Omakase Navi," a hybrid discretionary investment service that brings together face-to-face and on-line approaches. This and other efforts supported customer asset creation. To enhance non-face-to-face channels and meet a more diverse range of needs, the Bank launched a smartphone-based web acceptance service for "web account opening," together with linkage of accounts to the "BankPay" smartphone payments service.

From April 2021 to February 2022, the Bank converted 22 locations to in-store offices, enabling it to reduce and concentrate its business resources and strategically reallocate them to priority locations and measures. In November 2021, it relocated the Shibata Office and moved the Tokai Office, formerly an in-store office, to a new standalone location.

At the end of the fiscal year, the Bank had a total of 87 offices, including 25 in-store offices and 1 Internet office, a total of 61 locations, and 26 off-premises ATMs.

In October 2019, the Bank published the "Chukyo Bank SDGs Declaration," seeking to use its core services as a regional financial institution to achieve a sustainable society. Efforts under the declaration include a Chukyo SDGs privately-placed bond called "Mirai Yell," and the donation of a part of the trust fees for "Global ESG Balance Fund (Nickname: "Blue Earth")" to the "Aichi Comprehensive Prefectural Strategy for the Promotion of Communities, People and Jobs." In October 2021, the Bank announced initiatives to tackle sustainability issues and adopted a policy of adapting to the recommendations of the TCFD (Task Force on Climate-related Financial Disclosures). It continues to work towards the achievement of a decarbonized society, adopting CO2-free electric power at the head office building and all branch offices in Aichi, making its facilities and equipment friendlier to the environment and increasing its use of renewable energy.

The Bank also contributes to the achievement of a sustainable local community by providing assistance to customers in the region working toward SDGs.

These efforts and initiatives produced the following results for the Bank.

Deposits declined by 37.2 billion yen during the fiscal year for a year-end balance of 1,860.2 billion yen. This was due to the conversion of standalone offices to in-store offices, which reduced convenience for some customers.

Loans increased by 13.5 billion yen during the fiscal year for a year-end balance of 1,549.1 billion yen. In addition to providing financial support for customers impacted by changing domestic and international circumstances and rising resource prices, the Bank also responded proactively to the demand for funds among individual customers, primarily for home loans.

Securities declined by 25.5 billion yen during the fiscal year for a year-end balance of 406 billion yen, the result of declines for domestic bonds and stock.

Ordinary income was 31,459 million yen, a decline of 536 million yen compared to the previous fiscal year. Interest on loans increased, as did income from commissions and fees for corporate-related services, the result of proactive proposals to provide management support. Nonetheless, interest and dividends on securities and profit on the sale of government bonds and other bonds declined. Ordinary expenses were 24,932 million yen, a decline of 2,243 million yen compared to the previous year. The primary factors were declines in property-related expenses and in losses on the sale of government bonds and other bonds. As a result, ordinary income was 6,526 million yen, an increase of 1,706 million yen over the previous year, for net income of 4,246 million yen, an increase of 794 million yen over the previous year.

The net worth ratio increased by 0.38 points over the previous year to 8.71%.

(Challenges to be addressed by the Bank)

In the domestic Japanese economy and in Aichi, the primary base of operations for the Bank, the effect of government measures and improvements in the international economy are expected to produce a recovery in business conditions, but the Bank is also cognizant of the risk of a downturn due to the uncertainties over Ukraine, rising resource prices, more volatile financial and capital markets, and constraints on supply.

Over the medium and long term, the Bank looks for new forms of competition spurred by the declining population and resulting contraction of domestic markets, and by digitalization, which has only been accelerated by the Covid-19 pandemic. We therefore recognize the need for fundamental changes in our business model so that it is better adapted to rapidly changing environments, including the increasingly diverse needs of customers at different stages of life, and declining profitability from profits on deposits and interest and dividends on securities.

<CX Plan>, the Bank's 18th medium-term business plan, articulates concrete measures to respond to this challenging business environment.

<CX Plan> groups these measures into three basic strategies: 1) business transformation, 2) base of operations transformation, and 3) corporate culture transformation. In 1) business transformation, the Bank has begun to see results from its emphasis on dialogue with and collaborative support for customers, endeavoring to simultaneously achieve the SDGs for the local community while developing the region's strongest ability to propose solutions to the challenges faced by customers and support their sustainable growth. In 2) base of operations transformation, the Bank is on its way to achieving a low-cost business structure by optimizing its office network, enhancing its head office functions, increasing the efficiency of head office and branch office operations, and actively employing IT and digital technologies. In 3) corporate culture transformation, the Bank has trained and reassigned staff to support the new business model, creating an environment that rewards contribution and ability, and introducing a new HR system in April 2022 that is more conducive to a wider range of work styles. To support local economies impacted by Covid-19, the Bank has adopted forward-looking techniques to the calculation of reserves, actively providing lending and debt restructuring to enterprises impacted by Covid 19 now to avoid reserve shortfalls in the future.

On December 10, 2021, the Bank reached a basic agreement on business integration with Aichi Bank and, as a result of consultations and studies by the two banks, executed a business integration contract on May 11 of this year, at which time it formulated a share transfer plan.

Assuming that the plan is approved by the General Meeting of Shareholders and receives the required permits and approvals from the authorities, a joint transfer of stock will result in the establishment of "Aichi Financial Group, Ltd." as the full parent company of both banks on October 3, 2022.

The financial group will endeavor to enhance its corporate value and respond to the expectations of its stakeholders by responding to the changing business environment through enhancements to a stable base of operations and increases in profitability. This will be accomplished by leveraging the Business Integration so as to allow the financial group to increase its market share, inject additional resources, and build a sustainable business model.

We look forward to the continuing understanding and support of our shareholders in these endeavors.

(2)	Assets, profits and losses
(Unit: 1 million yen)

	FY2018	FY2019	FY2020	FY2021
Deposits	1,774,106	1,775,409	1,897,423	1,860,209
Term and savings deposits	749,219	727,165	680,511	659,363
Others	1,024,886	1,048,244	1,216,912	1,200,845
Corporate bonds	5,000	5,000	5,000	5,000
Loans and bills discounted	1,312,658	1,363,390	1,535,569	1,549,149
Individuals	312,572	319,714	326,062	331,191
Small and medium enterprises	785,993	803,308	914,160	894,834
Others	214,092	240,366	295,346	323,122
Available-for-sale securities	-	-	-	-
Securities	514,909	493,296	431,557	406,056
Government bonds	160,026	132,266	112,714	106,489
Others	354,882	361,029	318,842	299,566
Total assets	1,953,617	1,972,239	2,103,286	2,345,171
Domestic transfer volume	7,486,121	7,386,441	6,713,349	7,253,359
Foreign-exchange volume	1 million dollars 836	1 million dollars 763	1 million dollars 801	1 million dollars 731
Ordinary income	4,109	3,938	4,820	6,526
Net income	3,474	3,127	3,452	4,246
Net income per share	Yen 160.19	Yen 144.14	Yen 159.05	Yen 195.13

(Notes)	1. Stated monetary amounts are rounded down to the nearest unit.

2. Loans to small and medium enterprises consist of loans to the operators of small and medium enterprises under Article 2 of the "Small and Medium-sized Enterprise Basic Act."

3. Net income per share is calculated by dividing net income by the average number of issued and outstanding shares during the fiscal year (number of shares excluding treasury stock).

(3)	Employees

End of the fiscal year
Number of employees	882
Average age	40 years and 4 months
Average years of service	16 years and 11 months
Average monthly wage	384,000 yen

(Notes)	1. The number of employees does not include temporary staff or contract staff.

2. Average age, average years of service and average monthly wages are rounded down to the nearest unit for presentation.

3. Average monthly wages are the average monthly wage, including March overtime wages, but excluding bonuses and commuter allowances.

(4)	Offices and other locations
a	Number of offices

	End of the fiscal year
	Locations	Of which, extension offices
Aichi Prefecture	67	(1)
Mie Prefecture	15	(0)
Shizuoka Prefecture	1	(0)
Osaka Prefecture	3	(0)
Tokyo Prefecture	1	(0)
Total	87	(1)

(Notes)	In addition, the Bank had 26 off-premises automated teller machine at the end of the fiscal year.

b	Below are the offices that newly opened, closed, or changed format during the fiscal year.
〇	Newly opened offices

Not applicable.

〇	Closed offices

Not applicable.

〇	Offices changing format

Not applicable.

Below are the new installations and removals of off-premises automated teller machines during the fiscal year.

〇	Newly installed off-premises automated teller machines

Shibata Office Tokai Extension Office      Narumi Office Okebazama Extension Office

Kasadera Office Oe Extension Office      Yokkaichi Office Tomita Extension Office

Yokkaichi Office Nabari Extension Office      Matsuzaka Office Ise Extension Office

Kuwana Office Nishi Kuwana Extension Office      Kuwana Office Daian Extension Office

〇	Off-premises automated teller machines removed

Not applicable.

c	List of bank agents

Not applicable.

d	Bank agency services, etc. conducted by the Bank

Not applicable.

(5)	Capital investments
a	Total capital investment
(Unit: 1 million yen)

Total capital investment	2,115

b	New installations, etc. of major equipment
(Unit: 1 million yen)

Description	Amount
(New installation)
Nakamura Office land and building purchase	650
Subsystem virtualization platform upgrade	119
Shibata Office land and building purchase	114

(Sale)
Former Nakamura Office	138

(6)	Important matters concerning parent company and subsidiaries, etc.
a	Parent company

Not applicable.

b	Subsidiaries, etc.

Name of company	Address	Description of business	Stated capital	Percentage of voting rights of subsidiary held by the Bank	Others
Chukyo Card Co., Ltd.	20-5 Daikan-cho, Higashi-ku, Nagoya	Credit card business Credit guarantee business	million yen 60	% 100.00	－
Chukyo Finance, Ltd.	33-13, Sakae 3-chome, Naka-ku, Nagoya	Collections agency services	50	100.00	－

(Notes)	The Bank has the following two subsidiaries and affiliated entities, etc.

For the fiscal year, consolidated ordinary income was 31,528 million yen and net income per share (attributable to parent company shareholders) 3,728 million yen.

Overview of important operational alliances

1.	The 37 regional banks that are members of The Second Association of Regional Banks have an alliance to provide automated teller services through mutual access to their automated teller machines (abbreviated as "SCS").
2.	The 37 regional banks that are members of The Second Association of Regional Banks, 5 city banks, 3 trust banks, 62 regional banks, 255 shinkin banks (including Shinkin Central Bank), 141 credit unions (including The Shinkumi Federation Bank), 613 agricultural cooperative and fishing cooperative credit unions (including The Norinchukin Bank and Shinren), and 14 labor banks (including The Rokinren Bank) have an automated teller service that provides for mutual access to their automated teller machines (abbreviated as "MICS").
3.	The 37 regional banks that are members of The Second Association of Regional Banks have a multi-bank report service that uses an ISDN circuit exchange network to transfer data, enabling the transmission and receipt of general transfer and other data with companies and transmission of deposit and withdrawal statements and similar reports (abbreviated as "SDS").
4.	The Bank has alliances with MUFG Bank, The Aichi Bank, Bank of Nagoya, The Hyakugo Bank, The Juroku Bank, San ju San Bank and AEON Bank providing mutual access to automated teller machines, and mutually free fees for the use of other-institution automated tellers.
5.	The Bank has an alliance with Japan Post Bank providing mutual access to automated teller machines for automated deposit and withdrawal services.
6.	The Bank has alliances with Seven Bank, E-net and Lawson Bank to provide automated teller deposit and withdrawal services through the automated teller machines installed in convenience stores, etc.
(7)	Business transfers, etc.

Not applicable.

(8)	Other important matters concerning the status of the bank

The business integration with The Aichi Bank, Ltd. is described in (1) Progress and results, etc. of business (challenges to be addressed by the Bank).

2	Matters related to corporate officers (directors and auditors)
(1)	Corporate officers
(As at the end of the fiscal year)

Name	Position and responsibilities	Significant concurrent positions	Others
Shigenobu Tokuoka	Chairman (Representative Director)
Hideo Kobayashi	President (Representative Director) (Concurrent service as executive officer) Internal auditing Department
Noriaki Kojima

Director and Senior Managing Executive Officer

(Representative Director)

General Planning and Administration Department

Funds Department

Sales Promotion Department

Sales Planning Department

Corporate Strategy Planning Department

Tokyo Office

Toshiyuki Wakao	Director and Managing Executive Officer Human Resources Department Loan Management Department
Hiroshi Kawai	Director and Executive Officer Risk Management Department Operations Administration Department
Junko Hiratsuka	Director and Executive Officer General Manager of Sales Planning Department
Yuki Shibata	Director (External Director)
Hiroyuki Noguchi	Director (External Director)	Chairman, Nippon Mutual Housing Loan Co., Ltd. Auditor, Shintohsho Real Estate Corporation
Akihiro Maeda	Full-Time Statutory Auditor
Kazuhiko Kimura	Auditor (External Auditor)	External Auditor, Nippon Thompson Co., Ltd.
Yoshiko Kurimoto	Auditor (External Auditor)	Councilor, Aichi International Association Director, Aichi Prefectural Welfare Services Corporation

(Notes)	1. Full-time Auditor Akihiro Maeda, Auditor Kazuhiko Kimura, and Auditor Yoshiko Kurimoto have expertise in finance and accounting as described below.
・	Full-time Auditor Akihiro Maeda has developed considerable expertise in finance and accounting as a result of many years of experience at the Bank.
・	Auditor Kazuhiko Kimura has developed considerable expertise in finance and accounting as a result of many years of experience at financial institutions.
・	Auditor Yoshiko Kurimoto has developed considerable expertise in finance and accounting as a result of experience as the Director of the Auditing Committee Secretariat and other positions after joining the Aichi Prefectural government.

2. The Bank has submitted notification to the Tokyo Stock Exchange and Nagoya Stock Exchange of the positions of external directors and external auditors as independent officers in accordance with the respective provisions of the exchanges.

(2)	Remuneration, etc. payable to Company Officers

1)	Total amount of officer remuneration

Category	Total remuneration, etc. (1 million yen)	Total remuneration, etc. by category (1 million yen)			Number paid
		Fixed remuneration (monetary remuneration)	Variable remuneration (monetary remuneration)	Stock options as remuneration
Directors (excluding external directors)	151	105	8	36	7
Auditors (excluding external auditors)	16	15	0	－	2
External Directors	11	10	0	－	3
External Auditors	9	9	0	－	2
Total	188	140	11	36	14

(Notes)	1. Stated monetary amounts are rounded down to the nearest million yen.

2. The above includes two directors (of which, one is an external director) and one auditor who resigned as of the end of the 115th Annual General Meeting of Shareholders on June 25, 2021.

3. The stated amount of variable remuneration is the executive bonus scheduled for payment in June 2022.

4. Stock options as remuneration are non-cash remuneration, and the policies for allocation are described in "3) Remuneration, etc. policies."

2)	General Meeting of Shareholders resolution on director and auditor remuneration, etc.

The 100th Annual General Meeting of Shareholders held on June 29, 2006 resolved a ceiling on director remuneration of 200 million yen per year, and a ceiling on auditor remuneration of 50 million yen per year. At the end of that General Meeting of Shareholders, the Bank had six directors (of which, zero were external directors) and four auditors (of which, two were external auditors).

The 107th Annual General Meeting of Shareholders held on June 21, 2013 resolved a ceiling of 50 million yen on stock option remuneration to directors. This remuneration is separate from monetary remuneration to directors. At the end of that General Meeting of Shareholders, the Bank had seven directors (excluding external directors).

3)	Remuneration, etc. policies

The Bank has adopted the following policies for determining executive remuneration, etc. for the purpose of improving enterprise value over the medium and long term.

(a)	Fixed remuneration takes into account the officer's duties, evaluation, and results, etc.
(b)	Variable remuneration (executive bonus) is determined in light of the Bank's results, etc.
(c)	External directors and auditors are not eligible for stock options as remuneration because their positions are independent of the execution of operations, but they are granted stock acquisition rights according to their positions as officers for the purpose of improving enterprise value and increasing share prices and motivation over the medium and long term. These stock acquisition rights have fixed periods for the exercise of rights.

A meeting of the Board of Directors on June 26, 2015 resolved to adopt the following policies for determining the remuneration, etc. of individual directors of the Bank. This resolution of the Board of Directors was adopted in light of the response to inquiries from the Board provided by a Remuneration Committee chaired by an external director. The Board of Directors determined to act in accordance with the stated policies after finding the remunerations, etc. for individual directors during the fiscal year under review to be consistent with the policy, the finalized remunerations, etc. to be consistent with the resolution of the Board of Directors, and the response of the Remuneration Committee to have been respected.

Individual auditor remunerations, etc. are determined in consultation with the auditor within the remuneration ceiling resolved by the 100th Annual General Meeting of Shareholders on June 29, 2006.

(3)	Liability limitation contracts

Name	Outline of limited liability agreements
Yuki Shibata (External Director)

The Bank executes liability limitation contracts with external directors under Article 31 of the Articles of Incorporation.

[Limitation of Liability Agreements with External Directors]

From the contract execution date onward, the maximum liability to external directors in compensation for damages inflicted on the Bank in relation to Article 423(1) of the Companies Act is the minimum liability amount set forth in Article 425 of the Companies Act when external directors, in the performance of their duties at the Bank, violate laws, ordinances or the Articles of Incorporation in spite of acting in good faith and with no material negligence.

Hiroyuki Noguchi (External Director)
Kazuhiko Kimura (External Auditor)

The Bank executes liability limitation contracts with external auditors under Article 43 of the Articles of Incorporation.

[Description of liability limitation contracts with external auditors]

From the contract execution date onward, the maximum liability to external auditors in compensation for damages inflicted on the Bank in relation to Article 423(1) of the Companies Act is the minimum liability amount set forth in Article 425 of the Companies Act when external auditors, in the performance of their duties at the Bank, violate laws, ordinances or the Articles of Incorporation in spite of acting in good faith and with no material negligence.

Yoshiko Kurimoto (External Auditor)

(4)	Indemnification contracts

Not applicable.

(5)	Matters concerning Directors and Officers Liability Insurance Contracts

The Bank has concluded a Directors and Officers Liability Insurance Contract as stipulated in Article 430-3, Paragraph 1 of the Companies Act with an insurance company. Below is an outline of the contracts.

Scope of insured parties	Outline of Directors and Officers Liability Insurance Contract
All directors, auditors and executive officers of the Bank	In the event of claims for compensation for damages resulting from actions taken by the insured party in relation to operations as an officer of the Bank (including non-action), contracts indemnify the insured party for compensation for damages and court costs, etc. However, the Damages, etc. incurred by officers who have committed bribery, other criminal actions, or intentionally broken laws is excluded from indemnification so as not to undermine the execution of duties by officers, etc. The Bank pays all insurance premiums.

3	External officers
(1)	Concurrent positions and other status of external directors

Name	Concurrent positions and other status
Hiroyuki Noguchi (External Director)	Director Hiroyuki Noguchi concurrently serves as Chair at Nippon Mutual Housing Loan Co., Ltd. and Auditor at Shintohsho Real Estate Corporation. There are no important transactional relationships between the Bank and either Nippon Mutual Housing Loan Co., Ltd. or Shintohsho Real Estate Corporation.
Kazuhiko Kimura (External Auditor)	Auditor Kazuhiko Kimura concurrently serves as External Auditor at Nippon Thompson Co., Ltd. There are no important transactional relationships between the Bank and Nippon Thompson Co., Ltd.
Yoshiko Kurimoto (External Auditor)	Auditor Yoshiko Kurimoto concurrently serves as a Councilor for Aichi International Association and a Director of Aichi Prefectural Welfare Services Corporation. There are no important transactional relationships between the Bank and either Aichi International Association or Aichi Prefectural Welfare Services Corporation.

(2)	Primary activities of external officers

Name	Term of appointment	Attendance at Board of Directors meetings	Comments in Board of Directors meetings and other activities
Yuki Shibata (External Director)	2 years and 9 months	Attended 16 of the 16 meetings of the Board of Directors held during the fiscal year under review.

In the Board of Directors, provided advice and recommendations as necessary on proposals and deliberations, etc. based on practical perspectives and a wealth of experience gained in many years of involvement in core corporate operations, and functioned effectively in the supervision of management.

As chair of the Human Resources Committee, attended 5 meetings of the Human Resources Committee during FY2021 to lead deliberations of human resources-related matters concerning directors and executive officers. Additionally served as a member of the Remuneration Committee and deliberated matters related to the monthly remuneration of directors and executive officers and the payment of executive bonuses.

Hiroyuki Noguchi (External Director)	9 months	Attended 14 of the 14 meetings of the Board of Directors held during the fiscal year under review after appointment as an external director.

In the Board of Directors, provided advice and recommendations as necessary on proposals and deliberations, etc. based on broad experience in addition to perspectives as an expert in banking operations, and functioned effectively in the supervision of management.

Served as the chair of the Remuneration Committee which met once during FY2021, and led the deliberation of matters related to the monthly remuneration of directors. Additionally served as a member of the Human Resources Committee and deliberated human resources-related matters concerning directors and executive officers.

Name	Term of appointment	Attendance at meetings of the Board of Directors and Board of Auditors	Comments at meetings of the Board of Directors and Board of Auditors, and other activities
Kazuhiko Kimura (External Auditor)	6 years and 9 months	Attended 15 of the 16 meetings of the Board of Directors and 15 of the 16 meetings of the Board of Auditors held during the fiscal year under review.	Provided advice and recommendations as necessary on proposals and deliberations, etc. from a wealth of experience in a broad range of auditing operations and perspectives as an expert in banking operations.
Yoshiko Kurimoto (External Auditor)	1 year and 9 months	Attended 16 of the 16 meetings of the Board of Directors and 16 of the 16 meetings of the Board of Auditors held during the fiscal year under review.	Provided advice and recommendations as necessary on proposals and deliberations, etc. based on broad perspectives gained through experience over many years in the core operations of Achi Prefectural Government administration.

(3)	External officer remuneration, etc.
(Unit: 1 million yen)

	Number paid	Remuneration, etc. from the Bank	Remuneration, etc. from the Bank's parent company
Total amount of remuneration, etc.	5	21	－

(Notes)	1. Stated monetary amounts are rounded down to the nearest million yen.

2. Remuneration, etc. numbers above include 1 million yen in executive bonus scheduled for payment in June 2022 (external directors 0 yen, external auditors 0 yen).

(4)	Opinion of external officers

Not applicable.

4	Matters related to stock of the Bank
(1) Number of shares	Total number of authorized shares	Common stock	50,000 thousand shares
	Total Number of issued shares	Common stock	21,780 thousand shares

(Notes) The number of shares is rounded down to the nearest 1,000 shares.

(2) Number of shareholders at the end of this fiscal year	6,476

(3)	Major shareholders

Personal or trade name of shareholder	Investment in the Bank
	Number of shares held	Ownership ratio
	1,000 shares	%
MUFG Bank, Ltd.	8,534	39.19
Misono Service Co., Ltd.	2,174	9.98
Custody Bank of Japan, Ltd. (Trust Account 4)	992	4.55
The Master Trust Bank of Japan, Ltd. (Trust Account)	912	4.18
Custody Bank of Japan, Ltd. (Trust Account)	620	2.85
KT Capital Corporation	610	2.80
Chukyo Bank Employee Shareholding Association	417	1.91
Daido Life Insurance Company	329	1.51
Daiwa Can Company	296	1.36
Chukyo TV. Broadcasting Co., Ltd.	263	1.21

(Notes)	1. The number of shares is rounded down to the nearest 1,000 shares.

2. The shareholding ratio is a percentage of the total after deduction of the 5,000 treasury shares and rounded down to two decimal places.

5	Financial Auditor
(1)	Status of Financial Auditor
(Unit: 1 million yen)

Personal or trade name	Compensation, etc. for the fiscal year	Others
Deloitte Touche Tohmatsu LLC Designated Limited Liability Partner Masaru Kishino Designated Limited Liability Partner Atsuki Jinno	59

(Reasons of Board of Auditors for agreeing to proposed remuneration, etc.)

The Board of Auditors reviewed the Auditing Plan of the Financial Auditor, the performance of accounting audit duties, and estimated remuneration in light of the Bank's business, etc. and found the proposed auditing remuneration to be at a level sufficient for the Financial Auditor to secure the required auditing structure and auditing hours, and perform appropriate audits. It therefore agreed to the proposed remuneration, etc. to the Financial Auditor.

(Description of non-auditing services)

The Bank paid consideration to the Financial Auditor for advice and guidance concerning the review of the allowance for doubtful accounts and entrustment of operations, etc. related to the business integration between the Bank and The Aichi Bank, Ltd., which are services outside the services set forth in Article 2.1 of the Certified Public Accountants Act (non-auditing service).

(Notes)	1. Stated monetary amounts are rounded down to the nearest million yen.

2. The total monetary and other financial interest to be paid by the Bank and its sub-entities, etc. to the Financial Auditor is 108 million yen.

3. Under the audit agreement between the Bank and the financial auditor, the amount of audit remuneration for audits pursuant to the Companies Act and for audits pursuant to the Financial Instruments and Exchange Act is not clearly separated, and effectively cannot be separated, so the amount of remuneration, etc. pertaining to the current fiscal year states the total amount of both.

(2)	Limited liability agreements

Not applicable.

(3)	Indemnity Agreements

Not applicable.

(4)	Other matters concerning Financial Auditors
a	Policy on determining the termination or non-reappointment of financial auditor

The Board of Auditors reviews the Financial Auditor's independence, quality control, general capacity and other factors in light of the Financial Auditor Valuation Standards. If, as a result of this review, it determines it to be necessary to dismiss or decline to reappoint the Financial Auditor, a proposal for the dismissal or non-reappointment of the Financial Auditor is submitted to the General Meeting of Shareholders for resolution.

In addition, if the financial auditor is deemed to fall under the subparagraphs of Article 340(1) of the Companies Act, the financial auditor will be dismissed based on the unanimous consent of theBoard of Auditors. In that event, an auditor appointed by the Board of Auditors will report the dismissal of the financial auditor and the reasons therefor at the first shareholders’ meeting convened after the dismissal.

b	Major subsidiaries audited by auditing firms other than the Bank's Financial Auditor

Not applicable.

6	Basic guidelines concerning parties controlling decisions on financial and operational policies

Not applicable.

7	Matters concerning specific wholly-owned subsidiaries

Not applicable.

8	Matters concerning dealings with the parent company, etc.

Not applicable.

9	Accounting advisors

Not applicable.

10	Others

Not applicable.

End of 116th fiscal year	(As at March 31, 2022)	Balance Sheet

(Unit: 1 million yen)

Account title	Amount	Account title	Amount
(Assets)		(Liabilities)
Cash and due from banks	350,631	Deposits	1,860,209
Cash	14,428	Current account deposits	108,386
Deposits	336,203	Ordinary deposits	1,067,907
Securities	406,056	Savings deposits	11,227
Government bonds	106,489	Notice deposits	5,424
Local government bonds	85,585	Term deposits	645,009
Corporate bonds	90,505	Installment savings	12,878
Stock	28,124	Other deposits	9,374
Other securities	95,351	Negotiable certificates of deposit	5,310
Loans and bills discounted	1,549,149	Call money	45,000
Bills discounted	5,341	Payables under securities lending transactions	9,001
Loans on notes	31,811	Borrowed money	291,500
Loans on deeds	1,298,165	Borrowings	291,500
Overdrafts	213,830	Foreign exchange	57
Foreign exchange	6,589	Due to foreign banks (our accounts)	12
Foreign deposits paid	4,692	Accrued foreign bills	44
Foreign bills bought	3	Corporate bonds	5,000
Foreign bills receivable	1,893	Other liabilities	15,844
Other assets	17,948	Domestic exchange settlement account, credit	542
Domestic exchange settlement account, debit	218	Accrued corporate tax, etc.	558
Prepaid expenses	10	Accrued expenses	799
Accrued income	1,189	Unearned revenue	1,044
Financial derivatives	4,922	Reserve for interest on installment savings	0
Cash collateral paid for financial instruments	10,190	Financial derivatives	4,827
Other assets	1,417	Lease obligations	512
Tangible fixed assets	17,923	Asset retirement obligations	334
Buildings	3,289	Other liabilities	7,224
Land	13,327	Allowance for bonuses payable	519
Leased assets	274	Allowance for reimbursement of deposits	122
Construction in progress	397	Allowance for contingent loss	562
Other tangible fixed assets	634	Deferred tax liabilities	1,081
Intangible fixed assets	1,647	Deferred tax liabilities pertaining to revaluation	2,298
Software	1,345	Acceptances and guarantees	2,457
Leased assets	169	Total liabilities	2,238,964
Other intangible assets	131	(Equity)
Prepaid pension costs	3,234	Capital	31,879
Customers' liabilities for acceptances and guarantees	2,457	Capital surplus	23,219
Allowance for doubtful accounts	-10,467	Capital reserves	23,219
		Retained earnings	37,441
		Retained earnings reserves	3,683
		Other retained earnings.	33,758
		Reserve for tax purpose reduction entry of non-current assets	340
		General reserve	11,000
		Earned surplus brought forward	22,418
		Treasury shares	-11
		Total shareholders’ equity	92,528
		Valuation difference on available-for-sale securities	8,109
		Deferred gains or losses on hedges	472
		Revaluation reserve for land	4,864
		Total valuation and translation adjustments	13,446
		Share acquisition rights	230
		Total net assets	106,206
Total assets	2,345,171	Total liabilities and net assets	2,345,171

116th fiscal year	(	From April 1, 2021 To March 31, 2022)	Profit and loss statement

(Unit: 1 million yen)

Account title	Amount
Ordinary income		31,459
Interest income	19,716
Interest on loans and discounts	13,421
Interest and dividends on securities	5,900
Interest on deposits paid	375
Other interest income	19
Fees and commissions	5,470
Fund transfer fees received	1,281
Other fees and commissions	4,189
Other operating income	1,227
Foreign exchange trading income	93
Gain on sale of national government bonds	1,133
Other ordinary income	5,045
Gain on loan losses recovered	0
Gain on sale of securities	4,477
Other ordinary income	567
Ordinary expenses		24,932
Financing Costs	820
Interest on deposits received	149
Interest on negotiable certificates of deposit	8
Interest on call money	-1
Interest on securities lending transactions	6
Interest on bonds	56
Interest on interest rate swaps	581
Other interest expenses	20
Fees and commissions payable	2,164
Fund transfer fees paid	209
Other fees and commissions	1,954
Other operating expenses	1,404
Loss on sale of national government bonds	1,391
Financial derivatives expenses	12
Operating expenses	16,374
Other ordinary expenses	4,169
Provision for doubtful accounts	2,439
Loss on sale of	320
Amortization of equity	4
Other ordinary expenses	1,405
Ordinary income		6,526
Extraordinary profit		584
Gain on disposal of fixed assets	584
Extraordinary loss.		2,141
Loss on disposal of fixed assets	13
Impairment loss	1,250
Other extraordinary loss	876
Pre-tax net income		4,969
Corporate, inhabitants, and enterprise taxes	1,493
Adjustments to income taxes	-771
Total income taxes		722
Net income		4,246

End of 116th fiscal year	(As at March 31, 2022)	Consolidated Balance Sheet

(Unit: 1 million yen)
Account title	Amount	Account title	Amount
(Assets)		(Liabilities)
Cash and due from banks	350,633	Deposits	1,854,796
Securities	405,263	Negotiable certificates of deposit	5,310
Loans and bills discounted	1,549,464	Call money and bills sold	45,000
Foreign exchange	6,589	Payables under securities lending transactions	9,001
Other assets	21,757	Borrowed money	291,500
Tangible fixed assets	17,802	Foreign exchange	57
Buildings	3,409	Corporate bonds	5,000
Land	13,060	Other liabilities	22,374
Leased assets	291	Allowance for bonuses payable	534
Construction in progress	397	Allowance for reimbursement of deposits	122
Other tangible fixed assets	642	Allowance for contingent loss	562
Intangible fixed assets	1,724	Deferred tax liabilities	1,030
Software	1,361	Deferred tax liabilities pertaining to revaluation	2,298
Leased assets	228	Acceptances and guarantees	2,462
Other intangible assets	133	Total liabilities	2,240,049
Net defined benefit assets	3,251	(Equity)
Deferred tax assets	341	Capital	31,879
Customers' liabilities for acceptances and guarantees	2,462	Capital surplus	24,029
Allowance for doubtful accounts	-11,093	Retained earnings	38,551
		Treasury shares	-11
		Total shareholders’ equity	94,448
		Valuation difference on available-for-sale securities	8,110
		Deferred gains or losses on hedges	472
		Revaluation reserve for land	4,864
		Cumulative adjustments of retirement benefits	18
		Total of other comprehensive accumulated income	13,466
		Share acquisition rights	230
		Total net assets	108,146
Total assets	2,348,196	Total liabilities and net assets	2,348,196

116th fiscal year	(	From April 1, 2021 To March 31, 2022)	Consolidated Profit and Loss Statement

(Unit: 1 million yen)

Account title	Amount
Ordinary income		31,528
Interest income	19,085
Interest on loans and discounts	13,459
Interest and dividends on securities	5,231
Interest on deposits paid	375
Other interest income	19
Fees and commissions	5,985
Other operating income	1,415
Other ordinary income	5,042
Gain on loan losses recovered	1
Gain on sale of securities	4,477
Other ordinary income	563
Ordinary expenses		25,461
Financing Costs	821
Interest on deposits received	149
Interest on negotiable certificates of deposit	8
Interest on call money and bills sold	-1
Interest on securities lending transactions	6
Interest on bonds	56
Other interest expenses	602
Fees and commissions payable	1,993
Other operating expenses	1,404
Operating expenses	17,025
Other ordinary expenses	4,216
Provision for doubtful accounts	2,475
Other ordinary expenses	1,740
Ordinary income		6,067
Extraordinary profit		584
Gain on disposal of fixed assets	584
Extraordinary loss		2,141
Loss on disposal of fixed assets	13
Impairment loss	1,250
Other extraordinary loss	876
Net income before taxes and other adjustments		4,509
Corporate, inhabitants, and enterprise taxes	1,506
Adjustments to income taxes	-725
Total income taxes		781
Net income		3,728
Net income attributable to shareholders of the parent company		3,728

Note that the Japanese version of the Convocation Notice of the 116th Annual General Meeting of Shareholders has attached to it an Independent Auditor’s Report with an unqualified opinion provided by Deloitte Touche Tohmatsu LLC with regard to the non-consolidated and consolidated financial statements prepared by The Chukyo Bank, Limited in accordance with the laws of Japan.

Transcript of the Audit Report of the Board of Auditors

Audit report

Concerning the execution of duties by directors during the 116th fiscal year from April 1, 2021 to March 31, 2022, based on the audit reports prepared by each company auditor, and after careful discussions, this Auditing and Supervisory Committee has compiled this Audit Report, and reports as follows.

1.       The methods and content of the audits of company auditors and the Auditing and Supervisory Committee

(1)       In addition to establishing an audit policy, a division of duties, and the like, and receiving reports from each company auditor on the status and results of the implementation of audits, the Auditing and Supervisory Committee has received reports from the directors, etc. and the accounting auditor on the status of the execution of their duties, and has requested explanations as necessary.

(2)       In compliance with the Auditor Auditing Standards formulated by the Auditing and Supervisory Committee, and in accordance with auditing policies and assignments, individual auditors endeavored to facilitate communication with the directors, executive officers, internal auditing departments and other employees, collect information, and enhance the auditing environment. In addition, they performed audits according to the following methods.

1)       Attended meetings of the Board of Directors and other important meetings, received reports on the execution of duties from directors, executive officers, and employees, etc., requested explanations as necessary, reviewed important decision-making documents, etc. and audited the status of operations and assets in the head office and major branch offices. In regard to subsidiaries, the auditors received business reports from subsidiaries as necessary in order to ensure good communication and information exchange with the directors and auditors, etc. thereof.

2)       Received regular reports from directors, executive officers, and employees, etc. on the building and administration of systems to ensure that the execution of duties by directors as stated in the business report conforms to laws, ordinances and the Articles of Incorporation, and resolutions of the Board of Directors and systems established under those resolutions for the creation of the systems set forth in Article 100, Paragraph 1 and Paragraph 3 of the Enforcement Orders to the Companies Act as necessary to ensure the appropriate operation of corporate groupings comprising joint stock companies and their subsidiaries, requested explanations as necessary, and expressed opinions.

3)       As well as monitoring and verifying whether the financial auditor maintains an independent position and properly conducts its audit, the company auditors received reports and requested explanations as necessary from the financial auditor on the status of the execution of its duties. Further, the corporate auditors received a notice from the accounting auditor to the effect that it maintains “systems in order to ensure that its duties are properly performed (matters listed in each item under Article 131 of the Ordinance on Company Accounting) in accordance with “quality control standards for auditing” (October 28, 2005, Business Accounting Council), etc., and requested explanations as necessary.

Based on the methods above, the auditors examined the business report and attached schedules, financial statements (balance sheet, profit and loss statement, non-consolidated statements of changes in net assets and notes to specific items) and attached schedules, and consolidated financial statements (consolidated balance sheet, consolidated statements of income, consolidated statements of changes in net assets and notes to the consolidated financial statements) for the fiscal year.

2.       Audit Results

(1)       Audit results for the business report, etc.

1)       In our opinion, the business report and the annexed detailed statement comply with laws and ordinances and the articles of incorporation and accurately reflect the situation of the company.

2)       In our opinion, there has been no material misconduct or breach of laws and regulations or the articles of incorporation by a Director in the course of performing duties.

3)       We find that the Board of Directors' resolutions with respect to the internal control systems are appropriate. Further, we found no matters that should be raised with regard to the details stated in the business report or the execution of the directors’ duties concerning those internal control systems.

(2)       Audit results for financial statements and their annexed detailed statements

We find the methods and results of the audits performed by Financial Auditor Deloitte Touche Tohmatsu LLC to be reasonable and appropriate.

(3)       Results of audit of consolidated financial statements

We find the methods and results of the audits performed by Financial Auditor Deloitte Touche Tohmatsu LLC to be reasonable and appropriate.

May 11, 2022
Board of Auditors, The Chukyo Bank, Limited
Full-time Auditor	Akihiro Maeda	[seal]
External Auditor	Kazuhiko Kimura	[seal]
External Auditor	Yoshiko Kurimoto	[seal]

End of document

Reference Documents for the General Meeting of Shareholders

Proposals and Matters for Reference

Proposal No. 1 Appropriation of surplus

Regarding the disposal of surplus, we propose the following in consideration of the social and public nature of banks. This proposal is founded on a basic policy of maintaining stable and continuous dividends to shareholders while maintaining an awareness of enhancing internal reserves in the interest of sound management.

Matters concerning year-end dividends

(1)	Types of dividend assets

To be paid in cash.

(2)	Dividend allocations and their aggregate amount

We propose to allocate 35 yen per share of common stock of the Bank.

This would result in a total dividend allocation of 762,121,780 yen.

(3)	Effective date of surplus dividend

June 27, 2022

Proposal No. 2: Approval of Share Transfer Plan With The Aichi Bank, Ltd.

The Chukyo Bank, Limited (“Chukyo Bank”) and The Aichi Bank, Ltd. ("Aichi Bank") (collectively, "Banks"), in accordance with the basic agreement executed by the Banks on December 10, 2021 (“Basic Agreement”), resolved at their respective meetings of the board of directors held on May 11, 2022 to incorporate a company named "Aichi Financial Group, Inc." (the "Joint Holding Company") that would become a wholly-owning parent company of the Banks effective as of October 3, 2022 through a joint share transfer (the "Share Transfer"), and resolved the outline of the Joint Holding Company and terms of the Share Transfer. The Banks also entered into the business integration agreement (the "Business Integration Agreement") and jointly prepared the share transfer plan (“Share Transfer Plan”) dated May 11, 2022.

Chukyo Bank also executed a treasury stock tender offer application agreement (the “Treasury Stock Tender Offer Application Agreement”) with MUFG Bank, Ltd. (“MUFG Bank”) on May 11, 2022 assuming the approval of the Bank’s respective general meetings of shareholders to the Share Transfer, and, in accordance with this Treasury Stock Tender Offer Application Agreement, implemented a tender offer with respect to Chukyo Bank shares (the “Treasury Stock Tender Offer”), and MUFG Bank has agreed to tender all 8,534,385 Chukyo Bank ordinary shares it owns (“the Chukyo Bank Ordinary Shares”) to this Treasury Stock Tender Offer. The Share Transfer will be implemented conditional on the approval of the Banks’ respective general meetings of shareholders and clearance from relevant authorities, and the resolution of the Treasury Stock Tender Offer being lawfully passed after MUFG Bank tenders all 8,534,385 Chukyo Bank Ordinary Shares it owns, etc.

We have made this proposal to ask for your approval of the Share Transfer Plan.

The reasons for the Share Transfer, a summary of the Share Transfer Plan and other matters relating to this proposal are as follows.

1.	Reasons for implementing the share transfer

Aichi Bank and Chukyo Bank, as local financial institutions with their main branches located in Aichi Prefecture, which is a center for a variety of industries, have fulfilled their social missions and built solid operation bases with the support from local residents.

With recent changes in industrial structures and social environments nationwide such as environmental problems and the post-COVID-19 environment, in the Aichi Prefecture and the surrounding Tokai area in which the Banks operate (the “Region”), customer needs are becoming more sophisticated and diversified as the management issues of business customers and the lifestyles of individual customers change, and the Banks believe they are at a turning point in terms of expanding their business opportunities with increased missions and roles as local financial institutions. While the market is becoming increasingly competitive with new entrants in the financial area from different industries such as fintech companies, the Banks are required to develop new financial businesses that can be the primary source of revenue, not just as competitors of those new entrants, but by establishing business alliances that utilize their respective technologies and operating bases and by effectively taking advantage of deregulation under the Banking Act, thereby building a sustainable profit base and contributing to the local community as local financial institutions.

Being aware of such management environment and issues and continuing to respond to the expectations of local residents while the competition with other financial institutions, including those in adjacent prefectures, intensifies in the fertile market of the Region, which is expected to expand, the Banks decided that the best option to contribute to the development of their stakeholders is to utilize the management resources and strengths of the Banks that have built their operation bases in the Region over many years, achieve business integration between urban financial institutions, enhance their competitive edge by displaying an outstanding presence, and continue providing advanced financial services.

Based on the Basic Agreement, the Banks have been advancing deliberations and considerations in anticipation of a business integration (hereinafter the "Business Integration"), which will proceed under a basic policy of the formation of a joint holding company, targeted for October 3, 2022, via the Share Transfer, and a future merger of both Banks under the Joint Holding Company, and on May 11, 2022 the Banks reached a definitive agreement regarding this Business Integration.

2.	A summary of the content of the share transfer plan

A summary of the Share Transfer Plan is provided in the Share Transfer Plan (copy) below.

See Reference Documents for the 116th General Meeting of Shareholders <Supplement> (pages 35 to 119) for Exhibit 2-(1)-1 through Exhibit 3-(9)-2 (Rights to subscribe for new shares) of the Share Transfer Plan (copy).

Share Transfer Plan (copy)

The Aichi Bank, Ltd. (“Aichi Bank”) and The Chukyo Bank, Limited (“Chukyo Bank”) have agreed to carry out a share transfer by means of a joint share transfer, and therefore jointly prepare a share transfer plan (this “Plan”) as follows.

Article 1.                 Share Transfer

In accordance with the provisions of this Plan, on the Establishment Date (defined in Article 7; hereinafter the same) of the wholly-owning parent company incorporated in a share transfer that is newly incorporated by means of a joint share transfer (the “New Company”), Aichi Bank and Chukyo Bank shall carry out a share transfer (the “Share Transfer”) causing the New Company to acquire all of the issued shares of Aichi Bank and Chukyo Bank, and as a result, Aichi Bank and Chukyo Bank will become wholly-owned subsidiaries of the New Company.

Article 2.                 Purpose, Trade Name, Headquarters Location, Total Number of Authorized Shares and Other Matters to be Set Forth in the Articles of Incorporation of the New Company

1.	The New Company purpose, trade name, headquarters location, and total number of authorized shares shall be as follows.
(1)	Purpose

The purpose of the New Company shall be as set forth in Article 2 of the Articles of Incorporation set forth in Exhibit 1.

(2)	Trade Name

The trade name of the New Company will be Aichi Financial Group, Inc.

(3)	Headquarters Location

The location of the headquarters of the New Company shall be Nagoya, Aichi Prefecture, and the address of its headquarters shall be 14-12 Sakae 3-chome, Naka-ku, Nagoya, Aichi Prefecture.

(4)	Total number of authorized shares

The total number of authorized shares of the New Company shall be 150,000,000 shares.

2.	In addition to the matters listed in the preceding paragraph, the matters to be provided for in the articles of incorporation of the New Company shall be as set forth in the Articles of Incorporation in Exhibit 1.

Article 3. Names of the Directors and Accounting Auditor at the Time of Establishment of the New Company
1.	The names of the directors at the time of establishment of the New Company (excluding directors at the time of establishment who are Audit Committee members at the time of establishment) are as follows.
	Director (planned to be appointed as President and Representative Director)	Yukinori Ito
	Director (planned to be appointed as Vice President and Representative Director )	Hideo Kobayashi
	Director	Nobuhiko Kuratomi
	Director	Hiroyasu Matsuno
	Director	Hiroaki Yoshikawa
	Director	Makoto Hayakawa
	Director	Norimasa Suzuki
	Director	Kenji Ito
	Director	Hisashi Sebayashi
2.	The names of Directors at the time of establishment of the New Company who are Audit Committee members at the time of establishment are as follows.
	Director	Masahiro Kato
	Outside Director	Yasutoshi Emoto
	Outside Director	Yuki Shibata
	Outside Director	Chieko Murata
	Outside Director	Yoshiko Kurimoto
	Outside Director	Takumi Azuma
3.	The name of the accounting auditor at the time of establishment of the New Company is as follows.
KPMG AZSA LLC

Article 4.                 Shares to be Delivered at the Time of the Share Transfer and Their Allocation

1.	At the time of the Share Transfer, the New Company shall deliver to the shareholders of Aichi Bank and Chukyo Bank at the time immediately prior to the point in time that the New Company acquires all issued shares of Aichi Bank and Chukyo Bank (the “Reference Time”), in exchange for the common shares of Aichi Bank and Chukyo Bank that they respectively own, common shares of the New Company (the “Issued Shares”) in the same number as the total of (i) the number obtained by multiplying the total number of common shares issued by Aichi Bank as of the Reference Time by 3.33, and (ii) the number obtained by multiplying the total number of common shares issued by Chukyo Bank as of the Reference Time by 1.

2.	The New Company shall allocate the Issued Shares that are issued pursuant to the provisions of the preceding paragraph to the shareholders of Aichi Bank and Chukyo Bank at the Reference Time in the following proportions (the “Share Transfer Ratio”).
(1)	To shareholders of Aichi Bank, 3.33 common shares of the New Company for each common share of Aichi Bank that the shareholder owns.
(2)	To shareholders of Chukyo Bank, 1 common share of the New Company for each common share of Chukyo Bank that the shareholder owns.
3.	Any fraction of less than one share in the calculation set forth in the preceding two paragraphs shall be handled in accordance with the provisions of Article 234 of the Companies Act (Act No. 86 of July 26, 2005, as amended; hereinafter the same) and other relevant laws and regulations.

Article 5.                 Amounts of the New Company’s Capital and Reserves

The amounts of capital and reserves on the Establishment Date of the New Company shall be as follows.

(1)	Amount of stated capital	20,000,000,000 yen
(2)	Amount of capital reserves	5,000,000,000 yen
(3)	Amount of retained earnings reserves	0 yen
(4)	Amount of capital surplus The amount obtained by subtracting the total of the amounts set forth in (1) and (2) above from the amount of changes in shareholder equity stipulated in Article 52(1) of the Regulations on Corporate Accounting.

Article 6.                  Rights to Subscribe for New Shares to be Delivered at the Time of the Share Transfer and Their Allocation

1.	Delivery of Rights to Subscribe for New Shares
(1)	At the time of the Share Transfer, the New Company shall respectively deliver the rights to subscribe for new shares of the New Company listed in Column 2 to holders of each right to subscribe for new shares issued by Aichi Bank listed in Column 1 from (1) to (10) in the table below at the Reference Time, in exchange for the Aichi Bank rights to subscribe for new shares that they respectively own, in the same number as the total of the Aichi Bank rights to subscribe for new shares at the Reference Time.

	Column 1		Column 2
	Name	Details	Name	Details
(1)	The Aichi Bank, Ltd. Series 1 Rights to Subscribe for New Shares	As stated in Exhibit 2-(1)-1	Aichi Financial Group, Inc. Series 1 Rights to Subscribe for New Shares	As stated in Exhibit 2-(1)-2
(2)	The Aichi Bank, Ltd. Series 2 Rights to Subscribe for New Shares	As stated in Exhibit 2-(2)-1	Aichi Financial Group, Inc. Series 2 Rights toSubscribe for New Shares	As stated in Exhibit 2-(2)-2
(3)	The Aichi Bank, Ltd. Series 3 Rights to Subscribe for New Shares	As stated in Exhibit 2-(3)-1	Aichi Financial Group, Inc. Series 3 Rights to Subscribe for New Shares	As stated in Exhibit 2-(3)-2
(4)	The Aichi Bank, Ltd. Series 4 Rights to Subscribe for New Shares	As stated in Exhibit 2-(4)-1	Aichi Financial Group, Inc. Series 4 Rights to Subscribe for New Shares	As stated in Exhibit 2-(4)-2
(5)	The Aichi Bank, Ltd. Series 5 Rights to Subscribe for New Shares	As stated in Exhibit 2-(5)-1	Aichi Financial Group, Inc. Series 5 Rights to Subscribe for New Shares	As stated in Exhibit 2-(5)-2
(6)	The Aichi Bank, Ltd. Series 6 Rights to Subscribe for New Shares	As stated in Exhibit 2-(6)-1	Aichi Financial Group, Inc. Series 6 Rights to Subscribe for New Shares	As stated in Exhibit 2-(6)-2
(7)	The Aichi Bank, Ltd. Series 7 Rights to Subscribe for New Shares	As stated in Exhibit 2-(7)-1	Aichi Financial Group, Inc. Series 7 Rights to Subscribe for New Shares	As stated in Exhibit 2-(7)-2
(8)	The Aichi Bank, Ltd. Series 8 Rights to Subscribe for New Shares	As stated in Exhibit 2-(8)-1	Aichi Financial Group, Inc. Series 8 Rights to Subscribe for New Shares	As stated in Exhibit 2-(8)-2
(9)	The Aichi Bank, Ltd. Series 9 Rights to Subscribe for New Shares	As stated in Exhibit 2-(9)-1	Aichi Financial Group, Inc. Series 9 Rights to Subscribe for New Shares	As stated in Exhibit 2-(9)-2
(10)	The Aichi Bank, Ltd. Series 10 Rights to Subscribe for New Shares	As stated in Exhibit 2-(10)-1	Aichi Financial Group, Inc. Series 10 Rights to Subscribe for New Shares	As stated in Exhibit 2-(10)-2

(2)	At the time of the Share Transfer, the New Company shall respectively deliver the rights to subscribe for new shares of the New Company listed in Column 2 to holders of each right to subscribe for new shares issued by Chukyo Bank listed in Column 1 from (1) to (9) in the table below at the Reference Time, in exchange for the Chukyo Bank stock rights to subscribe for new shares that they respectively own, in the same number as total of the Chukyo Bank rights to subscribe for new shares at the Reference Time.

	Column 1		Column 2
	Name	Details	Name	Details
(1)	The Chukyo Bank, Limited Series 1 Rights to Subscribe for New Shares	As stated in Exhibit 3-(1)-1	Aichi Financial Group, Inc. Series 11 Rights to Subscribe for New Shares	As stated in Exhibit 3-(1)-2
(2)	The Chukyo Bank, Limited Series 2 Rights to Subscribe for New Shares	As stated in Exhibit 3-(2)-1	Aichi Financial Group, Inc. Series 12 Rights to Subscribe for New Shares	As stated in Exhibit 3-(2)-2
(3)	The Chukyo Bank, Limited Series 3 Rights to Subscribe for New Shares	As stated in Exhibit 3-(3)-1	Aichi Financial Group, Inc. Series 13 Rights to Subscribe for New Shares	As stated in Exhibit 3-(3)-2
(4)	The Chukyo Bank, Limited Series 4 Rights to Subscribe for New Shares	As stated in Exhibit 3-(4)-1	Aichi Financial Group, Inc. Series 14 Rights to Subscribe for New Shares	As stated in Exhibit 3-(4)-2
(5)	The Chukyo Bank, Limited Series 5 Rights to Subscribe for New Shares	As stated in Exhibit 3-(5)-1	Aichi Financial Group, Inc. Series 15 Rights to Subscribe for New Shares	As stated in Exhibit 3-(5)-2
(6)	The Chukyo Bank, Limited Series 6 Rights to Subscribe for New Shares	As stated in Exhibit 3-(6)-1	Aichi Financial Group, Inc. Series 16 Rights to Subscribe for New Shares	As stated in Exhibit 3-(6)-2
(7)	The Chukyo Bank, Limited Series 7 Rights to Subscribe for New Shares	As stated in Exhibit 3-(7)-1	Aichi Financial Group, Inc. Series 17 Rights to Subscribe for New Shares	As stated in Exhibit 3-(7)-2
(8)	The Chukyo Bank, Limited Series 8 Rights to Subscribe for New Shares	As stated in Exhibit 3-(8)-1	Aichi Financial Group, Inc. Series 18 Rights to Subscribe for New Shares	As stated in Exhibit 3-(8)-2
(9)	The Chukyo Bank, Limited Series 9 Rights to Subscribe for New Shares	As stated in Exhibit 3-(9)-1	Aichi Financial Group, Inc. Series 19 Rights to Subscribe for New Shares	As stated in Exhibit 3-(9)-2

2.	Allocation of Rights to Subscribe for New Shares
(1)	At the time of the Share Transfer, the New Company shall allocate to the holders of Aichi Bank rights to subscribe for new shares at the Reference Time one right to subscribe for new shares listed in Column 2 respectively for each of the rights to subscribe for new shares listed in Column 1 from (1) to (10) in the table in item (1) of the preceding paragraph.
(2)	At the time of the Share Transfer, the New Company shall allocate to the holders of Chukyo Bank rights to subscribe for new shares at the Reference Time one right to subscribe for new shares listed in Column 2 respectively for each of the rights to subscribe for new shares listed in Column 1 from (1) to (9) in the table in item (2) of the preceding paragraph.

Article 7.                 New Company Establishment Date

The date on which the incorporation of the New Company is to be registered (referred to as the “Establishment Date” in this Plan) shall be October 3, 2022; provided, however, that Aichi Bank and Chukyo Bank may change this by agreement upon consultation if necessary due to the progress of the procedures for the Share Transfer or for other reasons.

Article 8.                 General Meetings of Shareholders to Approve the Share Transfer Plan

1.	Aichi Bank shall convene an ordinary general meeting of shareholders on June 24, 2022, and seek resolutions regarding approval of this Plan and matters required for the Share Transfer.
2.	Chukyo Bank shall convene an ordinary general meeting of shareholders on June 24, 2022, and seek resolutions regarding approval of this Plan and matters required for the Share Transfer.
3.	If necessary due to the progress of the procedures for the Share Transfer or for any other reason, Aichi Bank and Chukyo Bank may, upon consultation and by agreement, change the date of each general meeting of shareholders requesting resolutions regarding the approval of this Plan and the matters required for the Share Transfer stipulated in the preceding two paragraphs.

Article 9.                 Share Listing and Shareholder Register Administrator

1.	On the Establishment Date, the New Company plans to list its common shares on the Tokyo Stock Exchange, Inc. (“TSE”) Prime Market and the Nagoya Stock Exchange, Inc. (“NSE”) Premier Market, and Aichi Bank and Chukyo Bank shall, upon consultation, mutually cooperate to the extent possible to carry out the procedures required for such listing.
2.	Aichi Bank and Chukyo Bank shall mutually cooperate and carry out necessary procedures to ensure that the listing of common shares issued by the New Company on the TSE Prime Market and on the NSE Premier Market is maintained.

3.	The shareholder register administrator for the New Company at the time of establishment will be Mitsubishi UFJ Trust and Banking Corporation.

Article 10.               Dividend of Surplus

1.	Aichi Bank may distribute dividends of surplus respectively (i) up to a maximum of 220 yen per common share to common shareholders or registered pledgees of common shares of Aichi Bank that are entered or recorded in the final shareholders’ list on March 31, 2022, and (ii) up to a maximum of 150 yen per common share to common shareholders or registered pledgees of common shares of Aichi Bank that are entered or recorded in the final shareholders’ list on September 30, 2022.
2.	Chukyo Bank may distribute dividends of surplus respectively (i) up to a maximum of 35 yen per common share to common shareholders or registered pledgees of common shares of Chukyo Bank that are entered or recorded in the final shareholders’ list on March 31, 2022, and (ii) distribute dividends of surplus up to a maximum of 141 yen per common share to common shareholders or registered pledgees of common shares of Chukyo Bank that are entered or recorded in the final shareholders’ list on September 30, 2022.
3.	Except for the cases set forth in the preceding two paragraphs, during the period after the preparation of this Plan and until the New Company Establishment Date, Aichi Bank and Chukyo Bank shall not pass a resolution to distribute dividends of surplus with a record date on or before the New Company’s Establishment Date; provided, however, that this provision will not apply if Aichi Bank and Chukyo Bank reach an agreement through consultation.

Article 11.               Retirement of Treasury Shares

Aichi Bank and Chukyo Bank shall retire all of the treasury shares that they each hold as of the Reference Time (including treasury shares to be acquired in response to a dissenting shareholder's exercise of appraisal rights as prescribed in Article 806(1) of the Companies Act exercised at the time of the Share Transfer) pursuant to resolutions of their respective board of directors meetings held by the day before the New Company Establishment Date.

Article 12.               Management, etc. of Company Assets

1.	During the period after the preparation of this Plan and until the New Company’s Establishment Date, Aichi Bank and Chukyo Bank respectively shall carry out the performance of their own business and manage and operate their assets with the due care of a prudent manager, and shall cause their respective subsidiaries to perform their own business and manage and operate their assets with the due care of a prudent manager, and except where otherwise set out in this Plan, shall carry out or cause to be carried out acts that could have a material impact on their respective assets or rights and duties after consulting and agreeing in advance.
2.	During the period after the preparation of this Plan and until the New Company’s Establishment Date, if Aichi Bank and Chukyo Bank discover grounds or circumstances that could have a material adverse effect on the execution of the Share Transfer or the reasonableness of the Share Transfer Ratio, they shall promptly give written notice thereof to the other party and consult in good faith on the handling thereof.

Article 13.               Effect of this Plan

This Plan shall lose effect if the general meeting of shareholders of either Aichi Bank or Chukyo Bank set forth in Article 8 does not approve this Plan and resolve the matters necessary for the Share Transfer, if permits, etc. by relevant authorities necessary upon conducting the Share Transfer (including, but not limited to, the approval provided for in Article 52-17(1) of the Banking Act regarding the Share Transfer) are not obtained by the New Company’s Establishment Date, or if the Share Transfer is suspended based on the following article.

Article 14.               Changes to Share Transfer Conditions and Suspension of the Share Transfer

During the period after the preparation of this Plan and until the New Company’s Establishment Date, if a material change has occurred or if it is discovered that there is an event that has a material impact on the financial or management condition of Aichi Bank or Chukyo Bank, if a situation that would materially impede the execution of the Share Transfer occurs or becomes evident, or if it otherwise becomes significantly difficult to achieve the purpose of this Plan, Aichi Bank and Chukyo Bank may, upon consultation and by agreement, amend the terms and conditions of the Share Transfer or suspend the Share Transfer.

Article 15.               Matters for Consultation

In addition to the matters stipulated in this Plan, Aichi Bank and Chukyo Bank shall separately consult on and determine matters not provided in this Plan and other matters required for the Share Transfer in accordance with the intent of this Plan.

IN WITNESS WHEREOF, two counterparts of this Plan are prepared, and upon affixing their names and seals thereto, one counterpart will be held by each of Aichi Bank and Chukyo Bank.

May 11, 2022

Aichi Bank：	14-12 Sakae 3-chome, Naka-ku, Nagoya, Aichi
The Aichi Bank, Ltd.
	President	Yukinori Ito	seal

Chukyo Bank:	33-13 Sakae 3-chome, Naka-ku, Nagoya, Aichi
The Chukyo Bank, Limited
	President	Hideo Kobayashi	seal

Exhibit 1

Aichi Financial Group, Inc.         Articles of Incorporation

Chapter I.                 General Provisions

Article 1.                 Trade Name

The trade name of the Company is Aichi Financial Group, Inc.

Article 2.                 Purpose

As a bank holding company, the purpose of the Company is to engage in the following business.

(1)	Business management of banks and companies capable of being subsidiaries under the Banking Act
(2)	All business that is incidental or related to the business set forth in the preceding subparagraph
(3)	In addition to the businesses listed in the two preceding subparagraphs, business that can be carried out by a bank holding company under the Banking Act

Article 3.                 Location of Headquarters

The Company locates its headquarters in Nagoya.

Article 4.                 Method of Public Notice

1.	Public notices of the Company shall be given by electronic means.
2.	If the Company is unable to issue an electronic public notice due to unavoidable circumstances, notice will be given by means of publication in the Nihon Keizai Shimbun and Chunichi Shimbun.

Chapter II. Shares

Article 5.                 Total Number of Authorized Shares

The total number of authorized shares of the Company shall be 150,000,000 shares.

Article 6.                 Acquisition of Treasury Shares

Pursuant to the provisions of Article 165(2) of the Companies Act, the Company may acquire treasury shares through market transactions or the like by a resolution of the Board of Directors.

Article 7.                 Share Units

The number of the Company’s shares constituting one unit shall be 100 shares.

Article 8.                 Demand for Sale to Holder of Shares Less than One Unit

A shareholder who holds shares in the Company that are less than one unit may demand that the Company sell shares of a number sufficient to constitute a share unit when combined with the number of shares of less than one unit held by that shareholder (“Additional Purchase”).

Article 9.                 Limitation of Rights of Holder of Shares Less than One Unit

Shareholders holding less than one full unit of the Company’s shares may not exercise other than the rights listed below.

(1)	The rights listed in each subparagraph of Article 189(2) of the Companies Act.
(2)	The right to demand acquisition of shares with a put option.
(3)	The right to receive allocation of shares for subscription or rights to subscribe for new shares for subscription.
(4)	The right allowing a demand for an Additional Purchase of shares less than one full unit prescribed in the preceding article.

Article 10.               Shareholder Register Administrator

1.	The Company has a shareholder register administrator.
2.	The shareholder register administrator and the place where administrative work will be conducted shall be selected by resolution of the Board of Directors and public notice shall be made thereof.

Article 11. Share Handling Regulations

Recording or entering matters in the shareholder register and register of rights to subscribe for new shares, the acquisition or Additional Purchase of shares of less than one full unit, any other handling and fees with respect to shares or rights to subscribe for new shares, and procedures, etc. upon the exercise of shareholder rights shall be in accordance with laws and regulations or these Articles of Incorporation, as well as the share handling regulations established by the Board of Directors.

Article 12. Record Date

1.	The Company recognizes shareholders that are entered or recorded as shareholders with voting rights in the final shareholder register on March 31 each year as shareholders that are able to exercise rights at the ordinary general meeting of shareholders for that fiscal year.
2.	Notwithstanding the preceding paragraph, when necessary the Company may, by a resolution of the Board of Directors and the provision of prior public notice, deem the shareholders or registered pledgees of shares entered or recorded in the final shareholder register as of a certain date as the shareholders or registered pledgees of shares eligible to exercise their rights.

Chapter III. General Meetings of Shareholders

Article 13. Convocation

An ordinary general meeting of shareholders shall be convened in June of each year, and extraordinary general meetings of shareholders shall be convened as necessary.

Article 14. Place of Convocation

General meetings of shareholders shall be convened at the location of the headquarters or at an adjacent location.

Article 15. Convener and Chair

1.	Unless otherwise provided in laws and regulations, general meetings of shareholders shall be convened by the President based on a resolution of the Board of Directors. If the President is not available, the general meeting of shareholders shall be convened by another Director in accordance with the order set forth in advance by the Board of Directors.
2.	The President shall serve as chair of the general meeting of shareholders. If the President is not available, another Director shall serve as chair, in accordance with the order set forth in advance by the Board of Directors.

Article 16. Electronic Provision Measures

1.	When convening a general meeting of shareholders, the Company shall take electronic measures to provide the information contained in the general meeting of shareholders reference documents, etc.
2.	The Company may omit from stating in the document to be delivered to shareholders who have made a request for delivery in writing by the record date for voting rights all or part of the matters prescribed in an order of the Ministry of Justice that are the matters for which electronic provision measures are taken.

Article 17. Exercising Voting Rights by Proxy

1.	Shareholders may exercise voting rights through a proxy who is a shareholder holding voting rights in the Company.
2.	In the case of the preceding paragraph, the shareholder or the proxy shall submit a written statement certifying rights of proxy to the Company for each general meeting of shareholders.

Article 18. Method of Resolution

1.	Resolutions of a general meeting of shareholders shall be made by a majority of the votes of shareholders present who are entitled to exercise voting rights, unless otherwise provided for by laws or regulations or these Articles of Incorporation.
2.	Except where otherwise provided in these Articles of Incorporation, resolutions that are pursuant to the provisions of Article 309(2) of the Companies Act shall be made by no less than two-thirds of the voting rights at a meeting where shareholders holding no less than one-third of the voting rights of shareholders entitled to exercise voting rights are present.

Article 19. Minutes of Meeting

The main points of the developments and the results of the proceedings at the general meeting of shareholders and other matters prescribed by laws and regulations shall be entered or recorded in minutes.

Chapter IV.                 Directors and Board of Directors

Article 20. Establishment of the Board of Directors

The Company shall have a board of directors.

Article 21. Number of Directors

1.	The number of directors of the Company shall be no more than 20.
2.	Of the directors set forth in the preceding paragraph, the number of directors who are audit committee members (“Audit Committee Members”) shall be no more than 10.

Article 22. Election of Directors

1.	Directors will be elected by resolution of a general meeting of shareholders by distinguishing between Audit Committee Members and other directors.
2.	Resolutions for the election of directors shall be made by a majority of the voting rights at a meeting where shareholders holding no less than one-third of the voting rights of shareholders entitled to exercise their voting rights are present.
3.	Cumulative voting is not used for resolutions to elect directors.

Article 23. Term of Office of Directors

1.	The term of office of a director shall expire at the close of the ordinary general meeting of shareholders held with respect to the last fiscal year ending within one year of the director’s election.
2.	Notwithstanding the preceding paragraph, the term of office of an Audit Committee Member shall expire at the close of the ordinary general meeting of shareholders held with respect to the last fiscal year ending within two years of the Audit Committee Member's election.
3.	The term of office of an Audit Committee Member who is elected to fill the position of an Audit Committee Member who has resigned shall be the remaining term of office of the outgoing Audit Committee Member.

Article 24. Representative Director and Executive Directors

1.	The Representative Director(s) shall be appointed by resolution of the Board of Directors.
2.	The Representative Director(s) represents the company.
3.	The Board of Directors shall by resolution of the Board of Directors appoint one President, and as necessary, may appoint one Chairperson and several Vice Presidents, Senior Managing Directors and Managing Directors.

Article 25. Convener and Chairperson of Board of Directors

Unless otherwise provided by laws and regulations, meetings of the Board of Directors shall be convened and chaired by the President. If the President is not available, the meeting of the Board of Directors shall be convened and chaired by another director in accordance with the order set forth in advance by the Board of Directors.

Article 26. Board of Director Convocation Notices

1.	A notice convening a meeting of the Board of Directors shall be sent to each director at least three days prior to the meeting date; provided, however, that this period may be shortened in the case of urgency.
2.	When all of the directors have given their consent, a meeting of the Board of Directors may be held without going through convocation procedures.

Article 27. Method of Resolutions of the Board of Directors

Resolutions of the Board of Directors shall be made by a majority of the directors present at a meeting attended by a majority of the directors.

Article 28. Omission of Board of Directors Resolution

If the directors unanimously agree in writing or by electromagnetic record regarding a matter for resolution that has come before the Board of Directors, it shall be deemed that there was a resolution by the Board of Directors approving that matter for resolution.

Article 29. Delegation of Business Execution Decisions to Directors

Pursuant to the provisions of Article 399-13(6) of the Companies Act, the Company may delegate all or part of important business execution decisions (excluding matters listed in each item of Paragraph 5 of said article) to directors by resolution of the Board of Directors.

Article 30. Minutes of Board of Directors Meeting

The main points of the developments and results of Board of Directors meetings and other matters prescribed by laws and regulations shall be entered or recorded in meeting minutes, and the directors present at the meeting shall sign or affix their names and seals or digital signatures there to.

Article 31. Board of Directors Meeting Regulations

Matters concerning the Board of Directors shall be as provided in the Regulations of the Board of Directors set forth by the Board of Directors, in addition to laws and regulations and these Articles of Incorporation.

Article 32. Director Remuneration

Remuneration, etc. for directors shall be determined separately for Audit Committee Members and other directors by resolution of the general meeting of shareholders.

Article 33. Limitation of Liability Agreements with Directors

Pursuant to the provisions of Article 427(1) of the Companies Act, the Company may enter into agreements with directors (excluding those who are executive directors, etc.) to limit compensation liability for the acts set forth in Article 423(1) of the Companies Act; provided, however, that the maximum amount of compensation liability pursuant to such agreements shall be the minimum liability amount stipulated by laws and regulations.

Chapter V. Audit Committee

Article 34. Establishment of Audit Committee

The Company shall have an Audit Committee.

Article 35. Convocation Notice for Audit Committee

1.	Convocation notices for meetings of the Audit Committee shall be issued to Audit Committee Members at least three days prior to the meeting date; provided, however, that this period may be shortened in the case of urgency.
2.	An Audit Committee meeting may be held without convocation procedures with the consent of all Audit Committee Members.

Article 36. Method of Resolutions of the Audit Committee

Resolutions of the Audit Committee meetings shall be made by a majority of the Audit Committee Members present at a meeting attended by the majority of the Audit Committee Members.

Article 37. Minutes of Audit Committee Meetings

The main points of the developments and results of Audit Committee meetings and other matters prescribed by laws and regulations shall be entered or recorded in meeting minutes, and the Audit Committee Members present at the meeting shall sign or affix their names and seals or digital signature thereto.

Article 38. Audit Committee Regulations

Matters concerning the Audit Committee shall be as provided in the Regulations of the Audit Committee set forth by the Audit Committee, in addition to laws and regulations and these Articles of Incorporation.

Chapter VI.                 Accounting Auditor

Article 39. Establishment of Accounting Auditor

The company will have an accounting auditor.

Article 40. Election of Accounting Auditor

The accounting auditor will be elected by a resolution of the general meeting of shareholders.

Article 41. Accounting Auditor’s Term of Office

1.	The term of office of the accounting auditor shall expire at the close of the ordinary general meeting of shareholders held with respect to the last fiscal year ending within one year of their election.
2.	Unless otherwise resolved at the ordinary general meeting of shareholders under the preceding paragraph, the accounting auditor shall be deemed to have been re-elected at that ordinary general meeting of shareholders.

Article 42. Accounting Auditor Remuneration

Remuneration, etc., for the accounting auditor will be determined by the Representative Director(s) with the consent of the Audit Committee.

Chapter VII.                 Accounts

Article 43. Fiscal Year

The fiscal year of Company is from April 1 of each year until March 31 of the following year.

Article 44. Year-End Dividends

The Company shall, by a resolution of a general meeting of shareholders, pay a dividend of surplus (“Year-End Dividend”) in money to shareholders and registered pledgees of shares that are entered or recorded in the final shareholder register on March 31 of each year.

Article 45. Interim Dividends

The Company may, by a resolution of the Board of Directors, make a dividend of surplus as set out in Article 454(5) of the Companies Act (“Interim Dividend”) to shareholders and registered pledgees of shares that are entered or recorded on the final register of shareholders on September 30 of each year.

Article 46. Period of Exclusion for Dividends, etc.

1.	When a Year-End Dividend or Interim Dividend has not been received after a full five-year period has passed from its payment commencement date, the Company will be released from its duty to make that payment.
2.	Unpaid Year-End Dividends and Interim Dividends will not accrue interest.

Supplementary Provisions

Article 1.                 First Fiscal Year

Notwithstanding the provisions of Article 43, the first fiscal year of the Company shall be from the date of establishment of the Company to March 31, 2023.

Article 2.                 Initial Director Remuneration

1.	Notwithstanding the provisions of Article 32, the total amount of remuneration, etc., for directors (excluding Audit Committee Members) from the date of establishment of the Company to the close of the first ordinary general meeting of shareholders shall be no more than 260 million yen per year.
2.	Notwithstanding the provisions of Article 32, the total amount of remuneration, etc., for Audit Committee Members from the date of establishment of the Company to the close of the first ordinary general meeting of shareholders shall be no more than 90 million yen per year.

Article 3. Deletion of Supplementary Provisions

These Supplementary Provisions shall be deleted at the close of the first ordinary general meeting of shareholders after the establishment of the Company.

End of document.

3.	Matters concerning the appropriateness of the provisions on matters listed in Article 773, Paragraph (1), Item (v) and Item (vi)
(1)	Total number of shares to be transferred for consideration and appropriateness of allocation

The Banks have decided the following ordinary share allocation ratio (the “Share Transfer Ratio”) for the Joint Holding Company to be allocated to their respective shareholders for the incorporation of the Joint Holding Company through the Share Transfer, and determined that the Share Allocation Ratio is adequate.

A.	Details of Allocation Pertaining to the Share Transfer (Share Transfer Ratio)
Company name	Chukyo Bank	Aichi Bank
Share Transfer Ratio	1	3.33

(Note 1) Share allocation ratio

For every 1 common share of Chukyo Bank, 1 common share of the Joint Holding Company shall be allocated, and for every 1 common share of Aichi Bank, 3.33 common shares of the Joint Holding Company shall be allocated. Note that the share unit number for the Joint Holding Company is planned to be 100 shares. The Share Transfer Ratio above was based on the calculations and analytical results of a third party valuation institution, the advice of legal advisors, and the results of due diligence performed by each Bank on the other, and was comprehensively decided upon using various factors, such as the market share price of the Banks, their respective financial situations, future outlooks, the Treasury Stock Tender Offer to be performed ahead of the Share Transfer, and the allocation of 141 yen in surplus (the “Special Dividend”) (prior to deducting the amount of taxes withheld, the same applying hereinafter) per Chukyo Bank share, as per the shareholder return policy for general shareholders announced by Chukyo Bank on May 11, 2022 in the Notice Regarding the Execution of the Definitive Agreement on Establishment of a Joint Holding Company by The Aichi Bank, Ltd. and The Chukyo Bank, Limited (Joint Share Transfer), Development of a Share Transfer Plan, and Dividend of Surplus (Special Dividend).

If, as a result of the Share Transfer, shareholders of either Bank must be granted fractions of a share that do not amount to one common share of the Joint Holding Company, in accordance with Article 234 of the Companies Act and other related laws and regulations, shareholders shall be paid an amount equivalent to the value of such fractional shares amounting to less than one share.

Note that the above Share Transfer Ratio may change by mutual agreement of the Banks following the execution of the Business Integration Agreement, but before the effective date of the Share Transfer, in the event major circumstances are discovered or occur that may have a significant impact on the Share Transfer Ratio.

(Note 2) New shares to be granted by the Joint Holding Company (planned)

Common shares: 49,094,859 shares

The above values were calculated based on the total number of common shares issued by Chukyo Bank as of March 31, 2022 (21,780,058 shares), and the total number of common shares issued by Aichi Bank as of March 31, 2022 (10,943,240 shares). However, taking into consideration the fact that Chukyo Bank is planning to acquire as treasury stock the 8,534,385 common shares owned by MUFG Bank via the Treasury Stock Tender Offer, and that the Joint Holding Company is to cancel all treasury stock owned by either Bank just before the Joint Holding Company is to acquire all of the issued shares for both Banks (the "Basis Period"), the amount of treasury stock for Chukyo Bank as of March 31, 2022 (5,150 shares), the 8,534,385 common shares of Chukyo Bank owned by MUFG Bank that Chukyo Bank plans to acquire via the Treasury Stock Tender Offer and the amount of treasury stock for Aichi Bank as of March 31, 2022 (176,172 shares), have been excluded as targets for the new share grant described in the calculation above. Note that, if as a result of the Treasury Stock Tender Offer, shareholders of either Chukyo Bank or Aichi Bank exercise their rights to request purchases of shares, or some other event arises before the Basis Period that changes the amount of treasury stock applicable to either Bank as of March 31, 2022, this may change the number of new shares granted by the Joint Holding Company.

(Note 3) Handling of shares constituting less than a unit

Shareholders of either Bank who are to receive allocations through the Share Transfer amounting to less than one unit (100 shares) of the common shares of the Joint Holding Company ("Fractional Shares") may not sell their Fractional Shares on the Tokyo Stock Exchange, the Nagoya Stock Exchange, or any other financial instruments exchange. Shareholders who hold such Fractional Shares may, in accordance with the provisions of Article 192(1) of the Companies Act, demand that the Joint Holding Company purchase such Fractional Shares. Furthermore, in accordance with the provisions of Article 194(1) of the Companies Act, and the articles of incorporation of the Joint Holding Company, the Banks plan to enable shareholders to demand that the Joint Holding Company sell to them Fractional Shares of the Joint Holding Company equivalent to those Fractional Shares said shareholders already possess.

(2)	Calculation Basis, etc. of Details for Allocation Pertaining to the Share Transfer
A.	Basis and reasons for details of allocation

On December 10, 2021 the Banks entered into the Basic Agreement to advance consultations and considerations toward a business integration, and established a General Preparation Committee to advance consultations and considerations toward the Business Integration, with a (planned) effective date for the Share Transfer of October 3, 2022.

As described in “D. Measures to ensure fairness” below, in order to ensure the fairness of the consideration for the Share Transfer, as well as other elements related to the fairness of the Share Transfer, Chukyo Bank appointed Nomura Securities Co., Ltd. ("Nomura Securities") as its third party valuation institution, and Anderson Mori & Tomotsune Law Office Joint Foreign Law Business (“Anderson Mori & Tomotsune”) as its legal advisor in starting its considerations regarding the Share Transfer, and, as a result of careful deliberations and considerations based on third party valuation institution Nomura Securities' share transfer ratio calculation report received on May 10, 2022, and the legal advice of legal advisor Anderson Mori & Tomotsune, Chukyo Bank determined that it would be appropriate to conduct the Share Transfer in accordance with the share transfer ratio described in "3.(1)A. Details of Allocation Pertaining to the Share Transfer (Share Transfer Ratio)."

On the other hand, as described in "D. Measures to ensure fairness" below, in order to ensure the fairness of the consideration for the Share Transfer, as well as other elements related to the fairness of the Share Transfer, Aichi Bank appointed Mizuho Securities Co., Ltd. ("Mizuho Securities") as its third party valuation institution, and Mori Hamada & Matsumoto as its legal advisor in starting its considerations regarding the Share Transfer, and, as a result of careful deliberations and considerations based on third party valuation institution Mizuho Securities' share transfer ratio calculation report received on May 10, 2022, and the legal advice of legal advisor Mori Hamada & Matsumoto, Aichi Bank determined that it would be appropriate to conduct the Share Transfer in accordance with the share transfer ratio described in "3.(1)A. Details of Allocation Pertaining to the Share Transfer (Share Transfer Ratio)."

In this way, after taking into consideration the results of calculations and analyses by their respective third party valuation institutions, the advice of their legal advisors, and the results of due diligence performed by each Bank with respect to the other, both Banks determined, through comprehensive examinations of various factors such as the market share prices, financial conditions, and future outlooks of both Banks, the Treasury Stock Tender Offer to be performed ahead of the Share Transfer, and the Special Dividend, and repeated careful discussions regarding the share transfer ratio, that the share transfer ratio ultimately described in "3.(1)A. Details of Allocation Pertaining to the Share Transfer (Share Transfer Ratio)" was appropriate, and decided and agreed upon said ratio during each Bank's respective board of directors meetings held on May 11, 2022.

B.	Matters regarding the valuation
(1)	Name of the valuation institution and relationship to the Banks

Neither Nomura Securities, Chukyo Bank's financial advisor (third party valuation institution) nor Mizuho Securities, Aichi Bank's financial advisor (third party valuation institution) constitute related parties to either Chukyo Bank or Aichi Bank, neither do they possess any noteworthy conflicts of interests with respect to the Share Transfer.

2)	Overview of the calculation

In order to ensure fairness in calculating the share transfer ratio utilized for this Share Transfer, Chukyo Bank appointed Nomura Securities as its third party valuation institution, and Aichi Bank appointed Mizuho Securities as its third party valuation institution, and each Bank requested that their respective valuation institutions calculate and analyze the share transfer ratio.

In calculating the share transfer ratio for both Banks, Nomura Securities took into consideration the effects of the Treasury Stock Tender Offer and the Special Dividend, performed calculations using the market share price analysis based on the fact that both Banks are each listed on the Tokyo Stock Exchange Prime Market and the Nagoya Stock Exchange Premier Market and thus have market share prices, performed calculations using the comparable companies analysis based on the fact that multiple companies exist that are comparable to the Banks, thus making it possible to infer share prices based on comparisons of comparable companies, and, in addition, to better reflect future business activities into the evaluation, performed calculations using the DDM analysis which is broadly used in evaluating financial institutions by analyzing stock value by discounting profit attributable to shareholders after taking into consideration the internal reserves necessary to maintain a certain capital structure. When one common share of the Joint Holding Company is to be allocated for each common share of Chukyo Bank under each of the evaluation analysis, the calculation results for the number of Joint Holding Company shares to be allocated for each common share of Aichi Bank are as follows.

	Analysis	Share Transfer Ratio Calculation Results
1	Market Share Price Analysis	2.64 to 3.34
2	Comparable Companies Analysis	3.63 to 7.06
3	DDM Analysis	3.10 to 3.67

Note, with respect to the market share price analysis, the day “speculative coverage pertaining to the formation of the Basic Agreement,” December 2, 2021, was treated as the valuation reference date ("Reference Date (1)"), and the following average closing prices were utilized: in addition to the closing price on the Tokyo Stock Exchange Prime Market for both Banks on Reference Date (1), the average closing price as of the transaction dates for the five business days before, the month before, three months before, and six months before Reference Date (1). For a separate valuation reference date, May 10, 2022 ("Reference Date (2)"), the following average closing prices were utilized: in addition to the closing price on the Tokyo Stock Exchange Prime Market for both Banks on Reference Date (2), the average closing price as of the transaction dates for the five business days before, the month before, three months before, and six months before Reference Date (2).

When calculating the share transfer ratio, Nomura Securities assumes that public information and all information provided to Nomura Securities by both Banks is accurate and complete and Nomura Securities has not independently verified the accuracy and completeness thereof. Nomura Securities has not carried out an independent valuation, appraisal, or assessment of assets or liabilities (including derivative products, off-balance sheet assets and liabilities, and any other contingent liabilities) of the Banks or of their affiliates, including any analysis or valuation of individual assets and liabilities, and Nomura Securities has not requested any third-party organization to carry out an appraisal or assessment. Nomura Securities' share transfer ratio calculations reflect information and economic conditions acquired by Nomura Securities up to May 10, 2022, and the financial projections of both Banks (including profit plans and other information) were presumed to have been rationally developed by the management of each Bank based on the best forecasts and judgments available at the present time.

The future financial forecasts used as the basis for Nomura Securities’ calculations with respect to both banks under the DDM analysis did not include any fiscal years anticipating major increases or decreases to profit.

In calculating the share transfer ratio for both Banks, Mizuho Securities took into consideration the effects of the Treasury Stock Tender Offer and the Special Dividend, performed calculations using the historical reference share price analysis based on the fact that both Banks are listed on the Tokyo Stock Exchange Prime Market and the Nagoya Stock Exchange Premier Market and thus have market share prices, performed calculations using the comparable companies analysis based on the fact that multiple companies exist that are comparable to the Banks, thus making it possible to infer share prices based on comparisons of similar companies, and, in addition, to better reflect future business activities into the evaluation, performed calculations using the dividend discount model analysis (“DDM analysis”), which is broadly used in evaluating financial institutions by analyzing stock value by discounting cash flow attributable to shareholders after taking into consideration the internal reserves necessary to maintain a certain capital structure. The calculation results of each analysis are as follows. The share transfer ratio calculation range set forth below is the valuation range for the number of Joint Holding Company common shares to be allocated for each Chukyo Bank common share, in the event one Joint Holding Company common share is to be allocated for every common share of Aichi Bank.

	Analysis	Valuation Range of the Share Transfer Ratio
1	Historical Reference Share Price Analysis	2.80 to 2.89
2	Comparable Companies Analysis	2.55 to 3.72
3	DDM Analysis	2.72 to 4.65

Note that, for the historical reference share price analysis, May 10, 2022 (the "Reference Date") was treated as the basis, and the average was calculated based on closing share price of the Reference Date, and the average closing share prices of the week before, the month before, and three months before the Reference Date.

Mizuho Securities, in calculating the share transfer ratio, used information received from both Banks as well as publicly disclosed information; the materials and information, etc. provided and disclosed were presumed to be correct, and Mizuho Securities did not independently verify the accuracy or completeness of these materials, etc. Furthermore, Mizuho Securities has not carried out an independent valuation, appraisal or assessment of assets or liabilities (including contingent liabilities) of the Banks their affiliates, including any analysis or valuation of individual assets and liabilities, and Mizuho Securities has not requested any action on the part of a third party organization. Mizuho Securities’ share transfer ratio calculations reflect information and economic conditions applicable to May 10, 2022, and the financial projections of both Banks (including profit plans and other information) were presumed to have been rationally developed by the management of each Bank based on the best forecasts and judgments available at the present time. Note that Mizuho Securities has not anticipated significant increases or decreases to profit with respect to the future profit plans for both Banks that formed the basis of the DDM analysis calculation.

C.	Handling of the Joint Holding Company’s listing application

The Banks intend to apply for new listings for the to-be-founded Joint Holding Company for the Prime Market of the Tokyo Stock Exchange, and the Premier Market of the Nagoya Stock Exchange. The planned listing date is October 3, 2022.

Furthermore, as both Banks will be the subsidiaries of the joint holding via the Share Transfer, they are planned for de-listing from the Tokyo Stock Exchange and the Nagoya Stock Exchange on September 29, 2022, ahead of the listing date of the Joint Holding Company.

Note that the final decisions regarding the listing date for the shares of the Joint Holding Company and the de-listing dates of the Banks will be made in accordance with the bylaws of the Tokyo Stock Exchange and the Nagoya Stock Exchange.

D.	Measures to ensure fairness

In order to ensure the fairness of the Share Transfer, Chukyo Bank has implemented the following measures.

1)	Acquisition of the share transfer ratio valuation report from an independent third party valuation institution

In order to ensure the fairness of the Share Transfer Ratio, Chukyo Bank, as described in "3.(2)A. Basis and reasons for details of allocation" above, appointed Nomura Securities as its third-party valuation institution, and has acquired the share transfer ratio valuation report that will form the basis of the agreed-upon share transfer ratio used for the Share Transfer. Chukyo Bank engaged in negotiations and consultations with Aichi Bank with reference to the analyses and opinions of Nomura Securities, a third party valuation institution, and resolved to conduct the Share Transfer in accordance with the Share Transfer Ratio described in "3.(1)A. Details of Allocation Pertaining to the Share Transfer (Share Transfer Ratio)" during the Chukyo Bank Board of Directors meeting held on May 11, 2022.

Furthermore, Chukyo Bank has received the fairness opinion from Nomura Securities dated May 10, 2022 stating that the share transfer ratio applicable to this Share Transfer is fair to Chukyo Bank's general shareholders from a financial point of view.

2)	Advice from an independent law firm

In order to ensure the fairness and appropriateness of the decision-making process of the Board of Directors, Chukyo Bank has received legal advice from Anderson Mori & Tomotsune, a legal advisor independent of both Banks, regarding the decision-making methods and processes of Chukyo Bank, and other procedures associated with the Share Transfer.

In order to ensure the fairness of the Share Transfer, Aichi Bank has implemented the following measures.

1)	Acquisition of a share transfer ratio calculation report from an independent third party valuation institution

In order to ensure the fairness of the Share Transfer, Aichi Bank, as described in "3.(2)A. Basis and reasons for details of allocation" above, appointed Mizuho Securities as its third party valuation institution, and has acquired a share transfer ratio calculation report that will form the basis of the agreed-upon share transfer ratio used for the Share Transfer. Aichi Bank engaged in negotiations and consultations with Chukyo Bank with reference to the analyses and opinions of Mizuho Securities, a third party valuation institution, and resolved to conduct the Share Transfer in accordance with the Share Transfer Ratio described in "3.(1)A. Details of Allocation Pertaining to the Share Transfer (Share Transfer Ratio)" during the Aichi Bank Board of Directors meeting held on May 11, 2022.

Furthermore, Aichi Bank has received a fairness opinion from Mizuho Securities dated May 10, 2022 indicating that the share transfer ratio applicable to this Share Transfer is appropriate from the financial perspective of Aichi Bank. For details regarding the key assumptions behind Mizuho Securities' fairness opinion, please see the attachment.

2)	Advice from an independent law firm

In order to ensure the fairness and appropriateness of the decision-making process of the Board of Directors, Aichi Bank has received legal advice from Mori Hamada & Matsumoto, a legal advisor independent of both Banks, regarding the decision-making methods and processes of Aichi Bank, and other procedures associated with the Share Transfer.

E.	Measures taken to avoid conflicts of interest

As neither Chukyo Bank nor Aichi Bank have any particular conflicts of interest to note pertaining to the Share Transfer, neither Bank has implemented any special measures.

(3)	Matters concerning the capital and reserves, etc. of the Joint Holding Company

The Banks determined the capital and reserves of the Joint Holding Company as follows in relation to the incorporation of the Joint Holding Company through the Share Transfer.

(1)	Amount of stated capital: 20,000,000,000 yen
(2)	Amount of capital reserves: 5,000,000,000 yen
(3)	Amount of retained earnings reserves: 0 yen

The above capital and reserves amounts were determined within the scope of Article 52 of the Ordinance on Accounting of Japanese Companies after consultation between the Banks through comprehensive consideration and examination of the scale and other circumstances of the Joint Holding Company.

Attachment: Assumptions, etc. of Mizuho Securities’ Fairness Opinion

On May 10, 2022, Mizuho Securities submitted a written opinion to the effect that the share transfer ratio (the "Share Transfer Ratio") agreed upon between Aichi Bank and Chukyo Bank is reasonable for Aichi Bank’s common shareholders from a financial perspective (the "Opinion"). The Opinion is based on the following assumptions.

When expressing its thoughts in the Opinion, Mizuho Securities relied on the fact, and assumed, that all publicly disclosed information that was examined by Mizuho Securities and all information provided to Mizuho Securities by each bank, or financial and other information that Mizuho Securities discussed with each bank, that was substantially the basis for the analysis in the Opinion (the "Information") are accurate and complete. Mizuho Securities has not independently verified the accuracy or completeness of the Information, nor does it bear an obligation for independently verifying it. Therefore, the conclusions expressed in the Opinion may differ in the event that there is a material error in the Information, if there are undisclosed facts or circumstances at the time that the Opinion was delivered, or facts or circumstances arise after the Opinion is delivered (including latent facts at the time that the Opinion was delivered that became apparent thereafter). Mizuho Securities has assumed that the management of Aichi Bank is not in any way aware of facts which would cause the information provided to Mizuho Securities by each bank or financial or other information that Mizuho Securities discussed with Aichi Bank to be incomplete or misleading.

The financial forecasts and other forward-looking information (including expected future revenue and expenses, cost reduction outlooks, and the business plans of both banks) received by Mizuho Securities are assumed to have been reasonably prepared and created by the management of each bank based on the best forecasts and judgment currently obtainable regarding the operating results and financial condition of each bank and each bank's related companies. Mizuho Securities has relied on such financial forecasts and business plans without independently verifying the feasibility thereof and expresses no opinion whatsoever regarding any analysis or forecast referred to in the Opinion, or any assumption based thereon. With respect to the synergies for the Banks from the Share Transfer, Mizuho Securities is not aware of any matter that can be quantitatively assessed that may have a material effect on the opinions expressed at the time that the Opinion was submitted, and they are not incorporated in the examination in the Opinion.

When preparing the Opinion, with the consent of Aichi Bank, Mizuho Securities has used assumptions it believes to be reasonable and appropriate with respect to information requested by Mizuho Securities that was not provided or disclosed by each bank, that was provided or disclosed, but has an undetermined effect on the share value of each bank, or was not able to be used as a basis for assessment by Mizuho Securities even by some other method. The results of assessment may differ if it becomes apparent that such assumptions by Mizuho Securities differ from the facts in a material respect.

Mizuho Securities has assumed that the Share Transfer is a non-taxable transaction for the Banks under Japan's Corporation Tax Act and that other tax-related matters in relation to the Share Transfer do not affect the Share Transfer Ratio. Without conducting independent verification, Mizuho Securities has assumed that the Share Transfer will be completed in a timely manner, that all material government or regulatory or other authority consents and approvals (irrespective of whether pursuant to laws, regulations, or agreements) necessary to complete the Share Transfer can be obtained without having any adverse effect whatsoever on the Banks or the benefits expected from the Share Transfer, that the content of such consents and approvals has no effect on the Share Transfer Ratio, and that, other than those disclosed by each bank, if either bank has an order, measure, or other disposition issued or imposed by a regulatory or other authority, it currently has no effect, or will have no effect in the future, on each bank's future results. Mizuho Securities is not a legal, regulatory, or tax expert, and has relied on the assessments conducted by the Banks' outside experts with respect to such matters.

Mizuho Securities has not independently assessed or appraised the assets and liabilities (including derivatives transactions, off-the-book assets and liabilities, and other contingent liabilities) or allowances of each bank or their related companies, has not conducted analysis of the reasonableness of the accounting or tax evaluation amount or the appropriateness of accounting treatment or tax treatment, and has not independently had a third party, or requested a third party to, provide any assessment, appraisal, or analysis whatsoever. Mizuho Securities bears no obligation to inspect the property or facilities of each of the banks or their related companies, and has not carried out assessment of the shareholder capital or payment capacity of each bank or their related companies based on laws regarding insolvency, bankruptcy, etc. Note, value calculations for the transaction were performed based on the presumption that the Treasury Stock Tender Offer by Chukyo Bank will be implemented ahead of the Share Transfer, and that the Special Dividend by Chukyo Bank with a planned record date of September 30, 2022 will also be implemented before completion of the Share Transfer as planned.

Mizuho Securities has assumed that neither bank, nor their related companies, have in the past entered into or will not in the future enter into, any contract, agreement, or other instrument whatsoever that would have a material effect on the Share Transfer Ratio, that they have not made or will not in the future made, a decision to do so, and that implementing the Share Transfer will not in future constitute a breach of such a material agreement binding upon either bank or their related companies as parties and will not give rise to a right to cancel such material agreement or right to declare default or seek remedy under such agreement. Other than disclosures in the Information, Mizuho Securities has assumed that there are no contingent liabilities relating to litigation, dispute, or the like, or off-the-book liabilities relating to tax or intellectual property rights, etc., all of which involve each bank or their related companies, and that the amount of insurance coverage is sufficient for the business operations relating to the business of each bank.

The Opinion assumes financial, economic, market, and other circumstances that exist and can be assessed as of the date of the Opinion, and relies on information that Mizuho Securities has obtained as of the date of the Opinion. With respect to information that Mizuho Securities has obtained as of the date of the Opinion and facts potentially included in such information, information and facts for which the effect on the share value of each bank is not necessarily apparent as of the date of the Opinion have been excluded from the scope of examination. Mizuho Securities has also assumed that there are no technical innovations or other phenomena that may have a significant effect on the business or financial, etc. outlook currently anticipated by each bank. Therefore, if there is a change in or effect on the facts that are basis of the assumptions of the examination in the Opinion on or after the date of the Opinion, or it becomes apparent that there is an effect on the share value due to the discovery of a potential fact as discussed above, etc., it may have an effect on Mizuho Securities' opinion. However, Mizuho Securities will bear no responsibility whatsoever to amend, renew, supplement, or reconfirm the Opinion.

Mizuho Securities plans to receive a fee (including a success fee conditioned on completion of the Share Transfer) as consideration for services as Aichi Bank's financial advisor in relation to the Share Transfer. Mizuho Securities and its related companies have in the past received fees from Aichi Bank and its related companies as consideration for the provision of services relating to financial advice and financing, etc. Aichi Bank agrees to indemnify Mizuho Securities for certain obligations incurred by Mizuho Securities due to its involvement, including those in relation to the submission of the Opinion. In the course of ordinary business or in connection with the Share Transfer, Mizuho Securities and the companies in the Mizuho Financial Group of which Mizuho Securities is a member may underwrite, hold, or sell on their own account or customer accounts all types of financial products, including certain shares, bonds, and other financial instruments issued by either of the Banks or their related companies, and may from time-to-time hold positions in such financial instruments and may carry out derivatives transactions regarding either of the Banks, their related companies, or all types of financial instruments issued by such companies. Mizuho Securities and the companies in the Mizuho Financial Group of which Mizuho Securities is a member may have a loan or other business relationship with either of the Banks or their related companies in the ordinary course of business or in connection with the Share Transfer, and may receive consideration for such acts.

Mizuho Securities was not requested to submit an opinion regarding Aichi Bank's management decision-making on which proceeding with, or implementing, the Share Transfer are based, and Mizuho Securities' opinion does not address such matters in any respect whatsoever. The Share Transfer Ratio was determined through negotiations between the Banks and approved by Aichi Bank's board of directors, and Mizuho Securities' opinion was just one of many factors considered when Aichi Bank examined the Share Transfer. Therefore, it cannot be viewed as a deciding factor for the board of directors of Aichi Bank with respect to the Share Transfer and the Share Transfer Ratio. Mizuho Securities was not requested to submit nor express, an opinion regarding transactions other than the Share Transfer or the relative merits of the Share Transfer and other transactions. Mizuho Securities does not bear an obligation to Aichi Bank or Aichi Bank's board of directors to solicit the interest of third parties regarding the Share Transfer, and has not conducted such solicitation.

Mizuho Securities' opinion is limited to whether the Share Transfer Ratio is reasonable for the common shareholders of Aichi Bank from a financial perspective as of the date of the Opinion, and does not express an opinion regarding the reasonableness of the Share Transfer Ratio for other classes of security holders, creditors, or other related parties of Aichi Bank. The Opinion does not express an opinion regarding how common shareholders of Aichi Bank should exercise their voting rights or otherwise act in relation to the Share Transfer either. Mizuho Securities has not expressed an opinion regarding the various terms and conditions of the Share Transfer (excluding the Share Transfer Ratio), including the form or structure, etc. of the Share Transfer, and has not expressed an opinion regarding the amount or nature of remuneration, or reasonableness of such remuneration, to any director, executive officer, employee, or party equivalent thereto of the Banks, in connection with the Share Transfer.

4.	Matters concerning the appropriateness of the provisions on matters listed in Article 773, paragraph (1), item (ix) and item (x) of the Companies Act

At the time of the Share Transfer, the Joint Holding Company shall deliver to the stock acquisition rights holders of each stock acquisition right issued by Chukyo Bank listed in Column 1 from (1) to (9) in the table below at the Reference Time, in exchange for each Bank stock acquisition right held, the Joint Holding Company stock acquisition rights listed in Column 2 in the same number as Aichi Bank’s stock acquisition rights held at the Base Period. This is considered appropriate, as each stock acquisition right issued by Chukyo Bank listed in Column 1 will be substantially identical to each new stock acquisition right issued by the Joint Holding Company listed in Column 2 after the Share Transfer to ensure the acquisition rights holders of each stock acquisition right issued by Aichi Bank maintain the same rights as before to the extent possible. Chukyo Bank has not issued bonds with rights to subscribe for new shares.

	Column 1		Column 2
	Name	Details	Name	Details
(1)	The Chukyo Bank, Limited Series 1 rights to subscribe for new shares	As stated in Exhibit 3-(1)-1	Aichi Financial Group, Inc. Series 11 rights to subscribe for new shares	As stated in Exhibit 3-(1)-2
(2)	The Chukyo Bank, Limited Series 2 rights to subscribe for new shares	As stated in Exhibit 3-(2)-1	Aichi Financial Group, Inc. Series 12 rights to subscribe for new shares	As stated in Exhibit 3-(2)-2
(3)	The Chukyo Bank, Limited Series 3 rights to subscribe for new shares	As stated in Exhibit 3-(3)-1	Aichi Financial Group, Inc. Series 13 rights to subscribe for new shares	As stated in Exhibit 3-(3)-2
(4)	The Chukyo Bank, Limited Series 4 rights to subscribe for new shares	As stated in Exhibit 3-(4)-1	Aichi Financial Group, Inc. Series 14 rights to subscribe for new shares	As stated in Exhibit 3-(4)-2
(5)	The Chukyo Bank, Limited Series 5 rights to subscribe for new shares	As stated in Exhibit 3-(5)-1	Aichi Financial Group, Inc. Series 15 rights to subscribe for new shares	As stated in Exhibit 3-(5)-2
(6)	The Chukyo Bank, Limited Series 6 rights to subscribe for new shares	As stated in Exhibit 3-(6)-1	Aichi Financial Group, Inc. Series 16 rights to subscribe for new shares	As stated in Exhibit 3-(6)-2
(7)	The Chukyo Bank, Limited Series 7 rights to subscribe for new shares	As stated in Exhibit 3-(7)-1	Aichi Financial Group, Inc. Series 17 rights to subscribe for new shares	As stated in Exhibit 3-(7)-2
(8)	The Chukyo Bank, Limited Series 8 rights to subscribe for new shares	As stated in Exhibit 3-(8)-1	Aichi Financial Group, Inc. Series 18 rights to subscribe for new shares	As stated in Exhibit 3-(8)-2
(9)	The Chukyo Bank, Limited Series 9 rights to subscribe for new shares	As stated in Exhibit 3-(9)-1	Aichi Financial Group, Inc. Series 19 rights to subscribe for new shares	As stated in Exhibit 3-(9)-2

At the time of the Share Transfer, the Joint Holding Company shall deliver to the stock acquisition rights holders of rights to subscribe for new shares each stock acquisition right issued by the Aichi Bank listed in Column 1 from (1) to (10) in the table below at the Reference Time, in exchange for each Aichi Bank stock acquisition right held, the new Joint Holding Company stock acquisition rights listed in Column 2 in the same number as the Bank stock acquisition rights held at the Base Period based on the details of such stock acquisition rights and the Share Transfer Ratio. This is considered appropriate, as each stock acquisition right issued by Shinkyo Bank listed in Column 1 will be substantially identical to each new stock acquisition right issued by the Joint Holding Company listed in Column 2 even after the Share Transfer to ensure the acquisition rights holders of each stock acquisition right issued by Shinkyo Bank maintain the same rights as before, to the extent possible. Aichi Bank has not issued bonds with rights to subscribe for new shares.

	Column 1		Column 2
	Name	Details	Name	Details
(1)	The Aichi Bank, Ltd. Series 1 rights to subscribe for new shares	As stated in Exhibit 2-(1)-1	Aichi Financial Group, Inc. Series 1 rights to subscribe for new shares	As stated in Exhibit 2-(1)-2
(2)	The Aichi Bank, Ltd. Series 2 rights to subscribe for new shares	As stated in Exhibit 2-(2)-1	Aichi Financial Group, Inc. Series 2 rights to subscribe for new shares	As stated in Exhibit 2-(2)-2
(3)	The Aichi Bank, Ltd. Series 3 rights to subscribe for new shares	As stated in Exhibit 2-(3)-1	Aichi Financial Group, Inc. Series 3 rights to subscribe for new shares	As stated in Exhibit 2-(3)-2
(4)	The Aichi Bank, Ltd. Series 4 rights to subscribe for new shares	As stated in Exhibit 2-(4)-1	Aichi Financial Group, Inc. Series 4 rights to subscribe for new shares	As stated in Exhibit 2-(4)-2
(5)	The Aichi Bank, Ltd. Series 5 rights to subscribe for new shares	As stated in Exhibit 2-(5)-1	Aichi Financial Group, Inc. Series 5 rights to subscribe for new shares	As stated in Exhibit 2-(5)-2
(6)	The Aichi Bank, Ltd. Series 6 rights to subscribe for new shares	As stated in Exhibit 2-(6)-1	Aichi Financial Group, Inc. Series 6 rights to subscribe for new shares	As stated in Exhibit 2-(6)-2
(7)	The Aichi Bank, Ltd. Series 7 rights to subscribe for new shares	As stated in Exhibit 2-(7)-1	Aichi Financial Group, Inc. Series 7 rights to subscribe for new shares	As stated in Exhibit 2-(7)-2
(8)	The Aichi Bank, Ltd. Series 8 rights to subscribe for new shares	As stated in Exhibit 2-(8)-1	Aichi Financial Group, Inc. Series 8 rights to subscribe for new shares	As stated in Exhibit 2-(8)-2
(9)	The Aichi Bank, Ltd. Series 9 rights to subscribe for new shares	As stated in Exhibit 2-(9)-1	Aichi Financial Group, Inc. Series 9 rights to subscribe for new shares	As stated in Exhibit 2-(9)-2
(10)	The Aichi Bank, Ltd. Series 10 rights to subscribe for new shares	As stated in Exhibit 2-(10)-1	Aichi Financial Group, Inc. Series 10 rights to subscribe for new shares	As stated in Exhibit 2-(10)-2

(Notes) The exhibits listed in each column refer to the exhibits in the Share Transfer Plan (copy), and are contained in Reference Documents for the 116th General Meeting of Shareholders <Supplement> (pages 35 to 119).

5.	Matters relating to Aichi Bank
(1)	Details of financial statements, etc. for most recent fiscal year (April 1, 2021 to March 31, 2022)

As described in the Reference Documents for the 116th General Meeting of Shareholders <Supplement> (pages 1 to 34). Information on the following matters relating to Aichi Bank is available to shareholders online at Chukyo Bank’s website pursuant to laws and regulations, as well as Article 15 of the Chukyo Bank’s Articles of Incorporation, and are not contained in the Reference Documents for the General Meeting of Shareholders.

1.	Matters Regarding Rights to Subscribe for New Shares, etc. of the Bank, and Systems to Ensure Proper Business Activities in the business report.
2.	Statement of Changes in Net Assets and Explanatory Notes on Financial Statements in the financial statements.
3.	Statement of Changes in Consolidated Net Assets and Explanatory Notes on Consolidated Financial Statements in the consolidated financial statements.

(2)	If disposal of important property, burden of major obligations, or any other event that has material impact on the status of Company property occurs after the last day of the most recent fiscal year, the content thereof

No applicable matters.

6.	If disposal of Aichi Bank’s important property, burden of major obligations, or any other event that has material impact on the status of company property occurs after the last day of the most recent fiscal year, the content thereof
A.	Treasury stock tender offer

Chukyo Bank executed the Treasury Stock Tender Offer Application Agreement with MUFG Bank, on the presumption that positive and collaborative relationships would continue between MUFG Bank, Chukyo Bank, Aichi Bank, and the Joint Holding Company, and, in accordance with this Treasury Stock Tender Offer Application Agreement, the Treasury Stock Tender Offer, and MUFG Bank has agreed to tender all 8,534,385 Chukyo Bank shares it owns to this Treasury Stock Tender Offer. The conditions of the Treasury Stock Tender Offer are as largely as described in the table below, but for details regarding the Treasury Stock Tender Offer, Chukyo Bank's decision-making process behind the Treasury Stock Tender Offer, and the measures implemented by Chukyo Bank to ensure the fairness of the Treasury Stock Tender Offer, please see the "Notice Regarding the Acquisition of Treasury Stock and the Planned Start of a Treasury Stock Tender Offer" published on May 11, 2022 by Chukyo Bank.

1	Tender offeror	Chukyo Bank
2	Target share certificates, etc.	Chukyo Bank shares
3	Tender offer price	1,195 yen per Chukyo Bank share
4	Tender offer period	The 21 business day period from July 1, 2022 to August 1, 2022 (or the applicable period of extension in the event Chukyo Bank extends the period in accordance with applicable laws and regulations)
5	Minimum number to be purchased	None
6	Maximum number to be purchased	8,534,385 shares
7	Withdrawal event	As set forth in the Tender Offer Report by Chukyo Bank pertaining to the Treasury Stock Tender Offer, within the scope set forth in Article 27-11(1) of the Financial Instruments and Exchange Act, as applied through Article 27-22-2(2) of the same Act.

B.	Dividends of surplus

Through the Business Integration Agreement, both Banks have agreed to the following: that a Special Dividend of 141 yen per common share shall be paid to every shareholder or registered pledgee of shares of Chukyo Bank registered or recorded as owning Chukyo Bank common shares in the final shareholders' list dated September 30, 2022, on the condition that Proposal No. 2 “Approval of Share Transfer Plan With The Aichi Bank, Ltd.” and Proposal No. 3 “Dividend of Surplus” will be approved as originally proposed, the Share Transfer has not been canceled, and the Share Transfer is rationally expected to take place on October 3, 2022. Please see Proposal No. 3 “Dividend of Surplus” for details.

7.	Matters set out in Article 74 of the Ordinance for Enforcement of the Companies Act regarding the persons who are to become directors of the wholly-owning parent company incorporated in the Share Transfer

The persons who will be directors of the Joint Holding Company (excluding directors who are Members of the Audit Committee) are as follows.

Name Date of birth	Brief biography, position, area of responsibility, other important positions	(1)	Number of Chukyo Bank shares owned
		(2)	Number of Aichi Bank shares owned
		(3)	Number of Joint Holding Company shares to be allocated
Yukinori Ito (January 1, 1958)

April 1980 Joined Aichi Bank

June 2010 General Manager of Operations Administration Department

June 2013 Assumed office of Director, General Manager of Operation Audit Department

June 2015 Director, General Manager of Securities & Foreign Business Department

June 2017 Assumed office of Managing Director

June 2019 Assumed office of President

October 2020 President, responsible for the Internal Audit Department

(To present)

		(1) (2) (3)	- shares 1,700 shares 5,661 shares

[Reasons for nomination as candidate for Director (excluding Directors who are Members of the Audit y Committee)]

Mr. Ito has served as Director, General Manager of Operational Audit Department and General Manager of Securities & Foreign Business Department, after having served as General Manager at major branches and General Manager of Operations Administration Department. Since assuming the office of Managing Director, he has been responsible for the Compliance & Risk Management Department, Operations Administration Department, General Planning and Administration Department, Securities & Foreign Business Department, and Tokyo Office. He assumed the office of President in 2019.

The Bank has judged him to be suitable as a Director of the Bank due to his extensive knowledge and experience related to various aspects of bank operations, and because he executes business in an appropriate, fair, and efficient manner, and would contribute to the operations of the newly incorporated Joint Holding Company. Accordingly, the Bank has nominated him as a candidate to serve as Director.

Name Date of birth	Brief biography, position, area of responsibility, other important positions	(1)	Number of Chukyo Bank shares owned
		(2)	Number of Aichi Bank shares owned
		(3)	Number of Joint Holding Company shares to be allocate
Hideo Kobayashi (April 14, 1961)

April 1984 Joined Chukyo Bank

June 2015 Executive Officer, General Manager of No. 3 Nagoya Sales Department

June 2017 Assumed office of Director and Executive Officer, General Manager of Sales Management Department, Responsible for the Sales Management Department and Individual Sales Department

May 2019 Director and Executive Officer, Responsible for the Sales Management Department and Individual Sales Department

June 2019 Assumed office of Director and Managing Executive Officer, Responsible for the General Planning and Administration Department, Funds Department, Corporate Strategy Planning Department, and Tokyo Office

April 2021 Assumed office of President

June 2021 President, responsible for Internal Audit Department

(To present)

		(1) (2) (3)	2,600 shares - shares 2,600 shares

[Reasons for nomination as candidate for Director (excluding Directors who are Members of the Audit Committee)]

Mr. Kobayashi has served as Executive Officer, General Manager of No. 3 Nagoya Sales Department, Director, Executive Officer and General Manager of Sales Management Department, been Officer responsible for the Sales Management Department and Individual Sales Department, after having served as General Manager at major branches. Since assuming the office of Director and Managing Executive Officer, he has been responsible for the General Planning and Administration Department and the Funds Department. He assumed the office of President in 2021.

The Bank has judged him to be suitable as a Director of the Bank due to his extensive knowledge and experience related to various aspects of bank operations including front office operations, and because he executes business in an appropriate, fair, and efficient manner, and would contribute to the operations of the newly incorporated Joint Holding Company. Accordingly, the Bank has nominated him as a candidate to serve as Director.

Name Date of birth	Brief biography, position, area of responsibility, other important positions	(1)	Number of Chukyo Bank shares owned
		(2)	Number of Aichi Bank shares owned
		(3)	Number of Joint Holding Company shares to be allocated
Nobuhiko Kuratomi (February 15, 1959)

April 1981 Joined Aichi Bank

June 2014 General Manager of the Compliance Management Department

June 2016 Assumed office of Director, General Manager of the Compliance & Risk Management Department

June 2017 Director, General Manager of Internal Audit Department

June 2019 Assumed office of Managing Director

June 2021 Assumed office of Managing Director, responsible for the General Planning and Administration Department

(To present)

		(1) (2) (3)	- shares 900 shares 2,997 shares

[Reasons for nomination as candidate for Director (excluding Directors who are Members of the Audit Committee)]

Mr. Kuratomi has served as Director, General Manager of the Compliance & Risk Management Department, and Director, General Manager of Internal Audit Department, after having served as General Manager at Aichi Bank branches and General Manager of the Internal Audit Department and the Compliance & Risk Management Department. Since assuming the office of Managing Director, he has been responsible for the General Planning and Administration Department, the Securities & Foreign Business Department, and the Tokyo Office. He assumed the office of Managing Director in 2021, and is currently in charge of the General Planning Department.

The Bank has judged him to be suitable as a Director of the Bank due to his extensive knowledge and experience related to various aspects of bank operations, and because he executes business in an appropriate, fair, and efficient manner, and would contribute to the operations of the newly incorporated Joint Holding Company. Accordingly, the Bank has nominated him as a candidate to serve as Director.

Name Date of birth	Brief biography, position, area of responsibility, other important positions	(1)	Number of Chukyo Bank shares owned
		(2)	Number of Aichi Bank shares owned
		(3)	Number of Joint Holding Company shares to be allocated
Hiroyasu Matsuno (July 24, 1958)

April 1982 Joined Aichi Bank

June 2013 General Manager of the Personal Banking Department

June 2015 Assumed office of Director, General Manager of Head Office Sales Department

June 2017 Director, General Manager of Credit Supervision Department

June 2019 Assumed office of Managing Director

June 2021 Managing Director, responsible for the Internal Audit Department, Securities & Foreign Business Department and Tokyo Office

(To present)

		(1) (2) (3)	- shares 1,900 shares 6,327 shares

[Reasons for nomination as candidate for Director (excluding Directors who are Members of the Audit Committee)]

Mr. Matsuno has served as Director, General Manager of Head Office and Internal Audit Department, after having served as General Manager at major branches and General Manager of the Personal Banking Department. He assumed the office of Managing Director in 2019, and is currently responsible for the Internal Audit Department, Securities & Foreign Business Department and Tokyo Office.

The Bank has judged him to be suitable as a Director of the Bank due to his extensive knowledge and experience mainly in the front office, and because he executes business in an appropriate, fair, and efficient manner, and would contribute to the operations of the newly incorporated Joint Holding Company. Accordingly, the Bank has nominated him as a candidate to serve as Director.

Name Date of birth	Brief biography, position, area of responsibility, other important positions	(1)	Number of Chukyo Bank shares owned
		(2)	Number of Aichi Bank shares owned
		(3)	Number of Joint Holding Company shares to be allocated
Hiroaki Yoshikawa (October 5, 1961)

April 1985 Joined Aichi Bank

January 2010 General Manager of the Fujigaoka Branch

June 2012 General Manager of the Osaka Branch

June 2013 Deputy General Manager of General Planning and Administration Department

June 2015 General Manager of Corporate Administration Department

June 2017 Executive Officer, General Manager of General Planning and Administration Department

June 2019 Executive Officer, General Manager of Operations Administration Department

June 2020 Assumed office of Director, responsible for the General Affairs Department and the Operations Administration Department

(To present)

		(1) (2) (3)	- shares 1,300 shares 4,329 shares

[Reasons for nomination as candidate for Director (excluding Directors who are Members of the Audit Committee)]

Mr. Yoshikawa has served as Deputy General Manager of General Planning and Administration Department, General Manager of Corporate Administration Department, General Manager of General Planning and Administration Department and General Manager of Operations Administration Department, after having served as General Manager at major branches. Since assuming the office of Director, he has been responsible for the Operations Administration Department.

The Bank has judged him to be suitable as a Director of the Bank due to his extensive knowledge and experience mainly in management and planning departments, and because he executes business in an appropriate, fair, and efficient manner, and would contribute to the operations of the newly incorporated Joint Holding Company. Accordingly, the Bank has nominated him as a candidate to serve as Director.

Name Date of birth	Brief biography, position, area of responsibility, other important positions	(1)	Number of Chukyo Bank shares owned
		(2)	Number of Aichi Bank shares owned
		(3)	Number of Joint Holding Company shares to be allocated
Makoto Hayakawa (December 15, 1962)

April 1985 Joined Chukyo Bank

May 2008 General Manager of General Planning and Administration Department

June 2011 Executive Officer, General Manager of General Planning and Administration Department

June 2012 Executive Officer, vice person responsible for Operations Administration Department

May 2013 Executive Officer, General Manager of Operations Administration Department

May 2014 Executive Officer, General Manager of Sales Management Department

October 2015 Executive Officer, vice person responsible for Human Resources Department

March 2016 Executive Officer, General Manager of Risk Management Department

April 2018 Executive Officer, General Manager of General Planning and Administration Department

June 2019 Managing Executive Officer, General Manager of General Planning and Administration Department

December 2021 Managing Executive Officer, vice person responsible for the General Planning and Administration Department

(To present)

		(1) (2) (3)	2,815 shares - shares 2,815 shares

[Reasons for nomination as candidate for Director (excluding Directors who are Members of the Audit Committee)]

Mr. Hayakawa has served as Executive Officer, General Manager of General Planning and Administration Department, Executive Officer, General Manager of Operations Administration Department, Executive Officer, General Manager of Sales Management Department, Executive Officer, General Manager of Risk Management Department, after having served as Deputy General Manager of General Planning and Administration Department and General Manager of General Planning and Administration Department. Since assuming the office of Managing Executive Officer, he has been the Chairperson of the Preparation Committee Administration Bureau as the vice person responsible for the Managing Executive Office. The Bank has judged him to be suitable as a Director of the Bank due to his extensive knowledge and experience of bank operations, and because he executes business in an appropriate, fair, and efficient manner, and would contribute to the operations of the newly incorporated Joint Holding Company. Accordingly, the Bank has nominated him as a candidate to serve as Director.

Name Date of birth	Brief biography, position, area of responsibility, other important positions	(1)	Number of Chukyo Bank shares owned
		(2)	Number of Aichi Bank shares owned
		(3)	Number of Joint Holding Company shares to be allocated
Norimasa Suzuki (December 30, 1963)

April 1986 Joined Aichi Bank

June 2013 General Manager of the Ozone Branch

June 2015 General Manager of the Tokotori Branch

June 2017 General Manager of Corporate Administration Department

June 2018 Executive Officer, General Manager of Management Administration Department

June 2020 Executive Officer, General Manager of Compliance & Risk Management Department

June 2021 Assumed office of Director, responsible for the Compliance & Risk Management Department, Personnel Department

(To present)

		(1) (2) (3)	- shares 1,000 shares 3,300 shares

[Reasons for nomination as candidate for Director (excluding Directors who are Members of the Audit Committee)]

Mr. Suzuki has served as General Manager of Corporate Administration Department, Executive Officer and General Manager of Management Administration Department, and Executive Officer and General Manager of Compliance & Risk Management Department, after having served as General Manager at major branches. Since assuming the office of Director, he has been responsible for the Compliance & Risk Management Department and the Personnel Department.

The Bank has judged him to be suitable as a Director of the Bank due to his extensive knowledge and experience related to various aspects of bank operations including front office, and because he executes business in an appropriate, fair, and efficient manner, and would contribute to the operations of the newly incorporated Joint Holding Company. Accordingly, the Bank has nominated him as a candidate to serve as Director.

Furigana Name Date of birth	Brief biography, position, area of responsibility, other important positions	(1)	Number of Chukyo Bank shares owned
		(2)	Number of Aichi Bank shares owned
		(3)	Number of Joint Holding Company shares to be allocated
Kenji Ito (October 16, 1964)

April 1987 Joined Aichi Bank

June 2015 Deputy General Manager of Corporate Administration Department

June 2016 Deputy General Manager of Securities & Foreign Business Department

June 2017 General Manager of Securities & Foreign Business Department

June 2018 Executive Officer, General Manager of Securities & Foreign Business Department

June 2019 Executive Officer, General Manager of General Planning and Administration Department

(To present)

		(1) (2) (3)	- shares 1,400 shares 4,662 shares

[Reasons for nomination as candidate for Director (excluding Directors who are Members of the Audit Committee)]

Mr. Ito has served as General Manager of Securities & Foreign Business Department, and Executive Officer and General Manager of Securities & Foreign Business Department after having served at major branches and the Corporate Administration Department. He is currently Executive Officer, General Manager of General Planning and Administration Department.

The Bank has judged him to be suitable as a Director of the Bank due to his extensive knowledge and experience mainly in management and planning departments, and because he executes business in an appropriate, fair, and efficient manner, and would contribute to the operations of the newly incorporated Joint Holding Company. Accordingly, the Bank has nominated him as a candidate to serve as Director.

Name Date of birth	Brief biography, position, area of responsibility, other important positions	(1)	Number of Chukyo Bank shares owned
		(2)	Number of Aichi Bank shares owned
		(3)	Number of Joint Holding Company shares to be allocated
Hisashi Sebayashi (August 20, 1967)

April 1986 Joined Chukyo Bank

May 2017 General Manager of General Planning and Administration Department

April 2018 General Manager of the Ozone Branch

October 2018 General Manager of the Ozone Branch, Chief Promotion Manager of Sales Management Department

January 2021 General Manager of the Ozone Branch, General Manager of the Kamiida Branch, Chief Promotion Manager of Sales Management Department

April 2021 General Manager of the Ozone Branch, General Manager of the Kamiida Branch, Chief Promotion Manager of Sales Management Department Branch Support Group

November 2021 General Manager of the Ozone Branch, General Manager of the Kamiida Branch

December 2021 Executive Officer, General Manager of General Planning and Administration Department

(To present)

		(1) (2) (3)	3,208 shares - shares 3,208 shares

[Reasons for nomination as candidate for Director (excluding Directors who are Members of the Audit Committee)]

Mr. Sebayashi has served as General Manager at major branches, Deputy General Manager of General Planning and Administration Department, General Manager of General Planning and Administration Department and General Manager of the Ozone Branch. He is currently Executive Officer, General Manager of General Planning Department. The Bank has judged him to be suitable as a Director of the Bank due to his extensive knowledge and experience related to various aspects of bank operations including front office operations, and because he executes business in an appropriate, fair, and efficient manner, and would contribute to the operations of the newly incorporated Joint Holding Company. Accordingly, the Bank has nominated him as a candidate to serve as Director.

(Notes)	1. The number of shares of the Banks held is stated based on the ownership status as of March 31, 2022, and the number of shares of the Joint Holding Company to be allocated is stated based on this ownership status, taking into account the Share Transfer Ratio. Therefore, the number of shares of the Holding Company actually allocated may change depending on the number of shares held up until just before the establishment date of the Joint Holding Company.

2. There is no special interest between the candidates and the Banks, and no special interest is expected to arise between the candidates and the Joint Holding Company.

3. The Joint Holding Company plans to conclude a directors and officers liability insurance contract provided for in Article 430-3(1) of the Companies Act with an insurance company, and in the event that the candidate is appointed as a Director, they will be included as an insured party in this insurance agreement.

The outline of this insurance agreement is as follows.

・	In the event of claims for compensation for damages resulting from actions taken by the insured party in relation to operations as an officer of the Joint Holding Company (including non-action), agreements indemnify the insured party for compensation for damages and litigation costs, etc. However, damage etc. incurred by officers who have committed bribery, other criminal actions, or intentionally broken laws is excluded from indemnification so as not to undermine the execution of duties by officers, etc.
・	The Joint Holding Company shall bear the full cost for insurance premiums.

8.	Matters set out in Article 74-3 of the Ordinance for Enforcement of the Companies Act regarding Directors who are Members of the Audit Committee of the Joint Holding Company.

The persons who will be Directors who are Members of the Audit Committee of the Joint Holding Company are as follows.

Name Date of birth	Brief biography, position, area of responsibility, other important positions	(1)	Number of Chukyo Bank shares owned
		(2)	Number of Aichi Bank shares owned
		(3)	Number of Joint Holding Company shares to be allocated
Masahiro Kato (December 18, 1961)

April 1985 Joined Aichi Bank

October 2007 General Manager of the Akaike Branch

January 2010 General Manager of the Tochi Branch

October, 2012 General Manager of the Kanayama Branch

June 2014 Deputy General Manager of Corporate Administration Department

June 2020 Assumed office of Director, Member of the Audit Committee

(To present)

		(1) (2) (3)	- shares 1,300 shares 4,329 shares

[Reasons for nomination as candidate for Director who is a Member of the Audit Committee]

Mr. Kato has served as Deputy General Manager of Corporate Administration Department after having served as General Manager at three major branches. He assumed the office of Director who is a Member of the Audit Committee in 2020.

The Bank has judged he would appropriately perform the role of Director who is a Member of the Audit Committee of the newly incorporated Joint Holding Company due to his extensive knowledge and experience related to various aspects of bank operations including front office operations. Accordingly, the Bank has nominated him as a candidate to serve as Director.

Name Date of birth	Brief biography, position, area of responsibility, other important positions	(1)	Number of Chukyo Bank shares owned
		(2)	Number of Aichi Bank shares owned
		(3)	Number of Joint Holding Company shares to be allocated
Yasutoshi Emoto (January 28, 1955)

April 1990 Joined the Legal Training and Research Institute of the Supreme Court

March 1992 Left the Legal Training and Research Institute of the Supreme Court

April 1992 Registered as an attorney-at-law

April 1992 Joined Fuji Law Office

March 1997 Left Fuji Law Office

April 1997 Established Emoto Law Office

October 2007 Assumed office of Domestic Relations Conciliator (part-time judge) of Nagoya Family Court

September 2009 Resigned from office of Domestic Relations Conciliator (part-time judge) of Nagoya Family Court

April 2016 Assumed office of the Aichi Bar Association

March 2017 Left office of the Aichi Bar Association

June 2018 Assumed office of Director and Member of the Audit Committee of Aichi Bank

(To present)

(Significant concurrent positions outside the Company)

Emoto Law Office Director

		(1) (2) (3)	- shares 300 shares 999 shares

[Reasons for nomination as candidate for Director and Member of the Audit Committee, and summary of expected roles]

Mr. Emoto has extensive specialist knowledge and experience as an attorney-at-law and is expected to provide advice and oversight as an External Director and Member of the Audit Committee.

Although Mr. Emoto’s only corporate management experience to date is as external director in the past, the Bank has judged he would appropriately perform the role of Director who is a Member of the Audit Committee of the newly incorporated Joint Holding Company for the reasons provided above. Accordingly, the Bank has nominated him as a candidate to serve as External Director.

Name Date of birth	Brief biography, position, area of responsibility, other important positions	(1)	Number of Chukyo Bank shares owned
		(2)	Number of Aichi Bank shares owned
		(3)	Number of Joint Holding Company shares to be allocated
Yuki Shibata (January 11, 1950)

April 1973 Joined Nagoya Railroad Co., Ltd.

June 2000 Branch President of Tokyo Branch

June 2004 Director, General Manager of Related Business Department

July 2005 Director, Assistant Division Director of Railroad Operations HQ, and General Manager of Planning and Management Department

July 2006 Director, General Manager of Corporate Planning Department

June 2007 Managing Director

June 2009 Senior Managing Director

June 2010 Senior Managing Director, General Manager of Railroad Operations HQ

June 2011 Vice-President and Representative Director

June 2012 Representative Director and Vice President, Meitetsu Transportation Co., Ltd.

June 2013 Representative Director and President, Toray Advanced Film Co., Ltd.

June 2016 Advisor

June 2019 Assumed the office of External Director of Chukyo Bank

(To present)

		(1) (2) (3)	- shares - shares - shares

[Reasons for nomination as candidate for Director and Member of the Audit Committee, and summary of expected roles]

Mr. Shibata has held important positions such as Representative Director and Vice President of Nagoya Railroad Co., Ltd. and Representative Director and President of Meitetsu Transportation Co., Ltd. As an External Director at the Bank, he currently provides appropriate advice and suggestions from a practical point of view for deliberations and proposals at meetings of the Board of Directors. He is expected to provide advice and proposals based on his extensive experience and a high level of insight on company operations.

The Bank has judged Mr. Shibata would appropriately perform the role of Director who is a Member of the Audit Committee of the newly incorporated Joint Holding Company for the reasons provided above. Accordingly, the Bank has nominated him as a candidate to serve as External Director.

Name Date of birth	Brief biography, position, area of responsibility, other important positions	(1)	Number of Chukyo Bank shares owned
		(2)	Number of Aichi Bank shares owned
		(3)	Number of Joint Holding Company shares to be allocated
Chieko Murata (September 16, 1959)

April 1982 Joined Nagoya Regional Taxation Bureau

July 2015 Manager of Ogaki Tax Office

July 2016 Manager of Investigation Development Department, Investigations Division, Nagoya Regional Taxation Bureau

July 2017 Manager of Accounts Department, General Affairs Division, Nagoya Regional Taxation Bureau

July 2018 Deputy Manager of General Affairs Division, Nagoya Regional Taxation Bureau

July 2019 Manager of Nagoya Naka Regional Taxation Bureau

July 2020 Resigned

August 2020 Registered as certified tax accountant, established Chieko Murata Tax Accountant Office

(To present)

(Significant concurrent positions outside the Company)

Head of Chieko Murata Tax Accountant Office

		(1) (2) (3)	- shares - shares - shares

[Reasons for nomination as candidate for Director and Member of the Audit Committee, and summary of expected roles]

Ms. Murata has held important positions at the National Tax Office and served as manager of tax offices since joining Nagoya Regional Tax Office, and has an extensive knowledge of tax and accounting. Although Ms. Kurimoto’s only corporate management experience to date is as an External Director, as a certified tax accountant, she is expected to provide opinions and advice on bank taxation and accounting and processing methods, as well as contribute to the accuracy and transparency of finance.

The Bank has judged Ms. Murata would appropriately perform the role of Director who is a Member of the Audit Committee of the newly incorporated Joint Holding Company for the reasons provided above. Accordingly, the Bank has nominated her as a candidate to serve as External Director.

Name Date of birth	Brief biography, position, area of responsibility, other important positions	(1)	Number of Chukyo Bank shares owned
		(2)	Number of Aichi Bank shares owned
		(3)	Number of Joint Holding Company shares to be allocated
Yoshiko Kurimoto (May 13, 1948)

April 1971 Joined Aichi Prefectural Office

April 2004 Manager of Aichi Prefectural Audit Commission Office

April 2007 Manager of Aichi Arts Center, Aichi Prefecture

April 2009 President of the Aichi Gender Equality Foundation

April 2011 Councilor, Aichi International Association

April 2012 Director, Aichi Prefectural Welfare Services Corporation

April 2016 Aichi Prefectural Administrative Appeal Board Member

June 2020 Assumed office of External Auditor of Chukyo Bank

(To present)

(Significant concurrent positions outside the Company)

Councilor, Aichi International Association

Director, Aichi Prefectural Welfare Services Corporation

		(1) (2) (3)	- shares - shares - shares

[Reasons for nomination as candidate for Director and Member of the Audit Committee, and summary of expected roles]

Drawing on her experience and insight gained from her positions with the Aichi Prefecture government over many years, Ms. Kurimoto has provided valuable advice as an External Auditor of Chukyo Bank. Although Ms. Kurimoto’s only corporate management experience to date is as an External Director, the Bank anticipates that she is capable of appropriately conducting an objective and neutral audit about the legality of the Bank's Directors' execution of duties.

The Bank has judged she would appropriately perform the role of Director who is a Member of the Audit Committee of the newly incorporated Joint Holding Company for the reasons provided above. Accordingly, the Bank has nominated her as a candidate to serve as External Director.

Name Date of birth	Brief biography, position, area of responsibility	(1)	Number of Chukyo Bank shares owned
		(2)	Number of Aichi Bank shares owned
		(3)	Number of Joint Holding Company shares to be allocated
Takumi Azuma (April 24, 1958)

April 1981 Intec Inc.

April 2010 Intec Inc. Director, Deputy Manager of Central Region Headquarters

April 2013 Intec Inc. Executive Officer, Manager of No. 2 Finance Solution Business Department

June 2015 Hokkoku Intec Service KK Managing Director, Manager of General Affairs Department

June 2016 Hokkoku Intec Service KK President and Representative Director

March 2018 Resigned as Hokkoku Intec Service KK President and Representative Director

April 2018 Intec Inc. Managing Executive Officer, Manager of Central Region Headquarters

April 2019 Intec Inc. Managing Executive Officer, Manager of Central Region Headquarters

April 2021 Intec Inc. advisor

June 2021 Intec Inc. full-time Auditor

(To present)

(Significant concurrent positions outside the Company)

(Currently full-time Auditor of Inetc Inc.)

IUK Inc. Auditor

		(1) (2) (3)	- shares - shares - shares

[Reasons for nomination as candidate for Director and Member of the Audit Committee, and summary of expected roles]

Mr. Azuma has a long track record of holding management positions at Intec Inc. and Hokkoku Intec Service, both TIS Intec Group companies. The Bank anticipates that Mr. Azuma would use his experience and insights in the IT and systems area to make proposals, and perform a management oversight function as an External Director who is a Member of the Audit Committee of the newly incorporated Joint Holding Company. For the above reasons, the Bank has judged that he will be able to appropriately perform his duties as a director who is a Member of the Audit Committee of the newly incorporated Joint Holding Company and has nominated him as a candidate to serve as External Director.

(Notes)	1. The number of shares of the Banks held is stated based on the ownership status as of March 31, 2022, and the number of shares of the Joint Holding Company to be allocated is stated based on this ownership status, taking into account the Share Transfer Ratio. Therefore, the number of shares of the Joint Holding Company actually allocated may change depending on the number of shares held up until just before the establishment date of the Joint Holding Company.

2. There is no special interest between the candidates and the Banks, and no special interest is expected to arise between the candidates and the Joint Holding Company.

3. Yasutoshi Emoto, Yuki Shibata, Chieko Murata, Yoshiko Kurimoto and Takumi Azuma are scheduled for appointment as the external directors set forth in Article 2(xv) of the Companies Act.

4. The newly incorporated Joint Holding Company plans to conclude an agreement with Masahiro Kato, Yasutoshi Emoto, Yuki Shibata, Chieko Murata, Yoshiko Kurimoto and Takumi Azuma limiting the damage liability in Article 423(1) of the Companies Act pursuant to Article 427(1) of the Companies Act, in order that they may fully perform their expected role as a Member of the Audit Committee. The limited amount of liability for damage pursuant to that agreement is the minimum amount of liability stipulated by laws and regulations.

5. The newly incorporated Joint Holding Company plans to designate Yasutoshi Emoto, Yuki Shibata, Chieko Murata, Yoshiko Kurimoto and Takumi Azuma as the independent auditors stipulated by the Tokyo Stock Exchange, Inc. and Nagoya Stock Exchange, Inc., and will provide notice of their designation to the Tokyo Stock Exchange and Nagoya Stock Exchange.

6. The Joint Holding Company plans to conclude the directors and officers liability insurance contract provided for in Article 430-3(1) of the Companies Act with an insurance company, and in the event that the candidate is appointed as a Director, they will be included as an insured party in this insurance agreement. The outline of this insurance agreement is as follows.

・	In the event of claims for compensation for damages resulting from actions taken by the insured party in relation to operations as an officer of the Joint Holding Company (including non-action), agreements indemnify the insured party for compensation for damages and litigation costs, etc. However, damage etc. incurred by officers who have committed bribery, other criminal actions, or intentionally broken laws is excluded from indemnification so as not to undermine the execution of duties by officers etc.
・	The Joint Holding Company shall bear the full cost for insurance premiums.

7. Yasutoshi Emoto is currently an external director to Aichi Bank (Audit Committee), but provided this Proposal is approved as drafted, he is currently scheduled to resign from his position as director of Aichi Bank as of the day before the effective date of the Share Transfer (October 2, 2022), and is scheduled to be appointed as an External Director (Member of the Audit Committee) of the Joint Holding Company as of the effective date of the Share Transfer (October 3, 2022). Chieko Murata is scheduled to be appointed as a candidate for an External Director (Member of the Audit Committee) in the General Meeting of Shareholders of Aichi Bank on June 24, 2022. In the event Chieko Murata is appointed as an External Director (audit committee) of Aichi Bank and this Proposal is approved as drafted in the General Meeting of Shareholders, she is currently scheduled to resign from her position as a Director of Aichi Bank as of the day before the effective date of the Share Transfer (October 2, 2022), and is scheduled to be appointed as an External Director (Member of the Audit Committee) by this Proposal of the Joint Holding Company as of the effective date of the Share Transfer (October 3, 2022).

8. Yuki Shibata is currently an External Director to Chukyo Bank, but in the event he is appointed as an External Director to Chukyo Bank at the general shareholders meeting of Chukyo Bank scheduled for June 24, 2022 and this Proposal is approved as drafted, he is currently scheduled to resign from his position as director of Chukyo Bank as of the day before the effective date of the Share Transfer (October 2, 2022), and is scheduled to be appointed as an External Director (Audit Committee) of the Joint Holding Company as of the effective date of the Share Transfer (October 3, 2022). Yoshiko Kurimoto is currently an external statutory auditor to Chukyo Bank, but provided this Proposal is approved as drafted, she is currently scheduled to resign from her position as statutory auditor of Chukyo Bank as of the day before the effective date of the Share Transfer (October 2, 2022), and is scheduled to be appointed as an external director (Member of the Audit Committee) of the Joint Holding Company as of the effective date of the Share Transfer (October 3, 2022).

9. Matters set out in Article 77 of the Ordinance for Enforcement of the Companies Act regarding accounting auditors of the Joint Holding Company.

The entity that will be the accounting auditor of the Joint Holding Company is as follows.

As at March 31, 2022
Name	KPMG AZSA LLC
Location of its principal office	1-2 Tsukudocho, Shinjuku-ku, Tokyo
History

July 1985: Established as Asahi Shinwa Accounting Corporation

October 1993: Merged with Inoue Saito Eiwa Corporation, and became Asahi & Co.

January 2004: Merged with Azsa & Co, and became KPMG AZSA LLC

July 2010: Transferred to a limited liability audit corporation (yugen sekinin kansa hojin), and became (Yugen Sekinin) KPMG AZSA LLC

Number of companies audited	3,660 companies
Stated capital	3,000 million yen
Number of personnel

2,970 chartered public accountants (CPA) (30 representative partners, 500 staff)

1,172 newly certified and junior CPA

1,190 professionals

(of whom 35 are specified partners and two are representative partners)

724 other staff

Total 6,056

(Notes)	The Audit Committee of Chukyo Bank and the Audit Committee of Aichi Bank judged that KPMG Azsa LLC was suitable based on a comprehensive consideration of its proven audit track record and independence, its qualifications as a professional expert and its system that ensures the appropriate audit of the Joint Holding Company.

Proposal No. 3 Surplus dividend

Through the Business Integration Agreement, both Banks have agreed to the following: that Chukyo Bank has acquired permissions necessary for the Share Transfer Plan and Special Dividend at the General Shareholders Meeting, and that a Special Dividend of 141 yen per common share shall be paid to every shareholder or registered pledgee of shares of Chukyo Bank registered or recorded as owning Chukyo Bank common shares in the final shareholders' list dated September 30, 2022, based on the suspension condition that the Share Transfer has not been canceled, and is rationally expected to definitively come into effect on October 3, 2022.

Regarding the disposal of the above surplus (Special Dividend), we propose the following, conditional on Proposal No. 2 Approval of Share Transfer Plan With The Aichi Bank, Ltd. being approved at the General Shareholders Meeting. The disposal of the above surplus (Special Dividend) is based on the suspension condition that the Share Transfer has not been canceled, and is rationally expected to definitively come into effect on October 3, 2022.

The record date for the Special Dividend will be September 30, 2022, and the announcement date pertaining to the setting of the record date for the Special Dividend will be determined during a future Chukyo Bank Board of Directors meeting.

(1)	Types of dividend assets

To be paid in cash.

(2)	Dividend assets allocation and total amount of dividend assets

141 yen for one common share of Chukyo Bank

Total Amount: 1,866,913,743 yen

(Notes)	The total amount of dividend was obtained by taking the total number of common shares issued by Chukyo Bank as of March 31, 2022 (21,780,058 shares), subtracting the quantity of current treasury stock (5,150 shares) and the number of common shares to be acquired from MUFG Bank by Chukyo Bank via the Treasury Stock Tender Offer (8,534,385 shares), and multiplying the result (13,240,523 shares) by the dividend amount per share. The total dividend amount may change in the event there is a change in the quantity of treasury stock as of March 31, 2022 by the Basis Period due to, for example, the results of the Treasury Stock Tender Offer or exercises of rights to request purchases of shares by Chukyo Bank shareholders. Therefore, the actual total dividend amount will be the amount obtained when the dividend amount per share is multiplied against the amount obtained when the quantity of treasury stock available as of the above record date is subtracted from the total number of shares issued.

(3)	Effective date of surplus dividend

Undetermined

(Notes)	The effective date of the Special Dividend will be determined during a future Chukyo Bank Board of Directors meeting.

Proposal No. 4 Election of eight directors

All eight Directors will have completed their terms of office at the end of this Meeting, and we seek approval to elect eight persons as Directors.

Director candidate selection is informed by reports from the Personnel Committee, of which more than half of the members are Independent External Directors.

Candidates for Directors are as follows.

Candidate No.	Name		Positions and Responsibilities at the Bank
1	Shigenobu Tokuoka	Reelection	Director and Chairman
2	Hideo Kobayashi	Reelection	President Responsible for the Internal Audit Department
3	Noriaki Kojima	Reelection

Director and Senior Managing Executive Officer

Responsible for the General Planning and Administration Department, Funds Department, Sales Promotion Department, Sales Planning Department, Corporate Strategy Planning Department, and the Tokyo Office

4	Toshiyuki Wakao	Reelection	Director and Managing Executive Officer Responsible for the Loan Management Department, Human Resources Department
5	Hiroshi Kawai	Reelection	Director and Executive Officer Responsible for the Operations Administration Department, Risk Management Department
6	Junko Hiratsuka	Reelection	Director, Executive Officer, and General Manager of the Sales Planning Department
7	Yuki Shibata	Reelection External Independent officer	Director
8	Hiroyuki Noguchi	Reelection External Independent officer	Director

Candidate No.
1	Shigenobu Tokuoka	September 17, 1955	Number of shares owned:	2,100 shares

■ Personal History/Positions and Responsibilities in the Bank (Major Concurrent Positions)
April 1978	Joined The Tokai Bank, Ltd.
May 1999	General Manager of Planning Division
May 2005	Executive Officer, UFJ Bank Limited
January 2006	Executive Officer, The Bank of Tokyo-Mitsubishi UFJ, Ltd.
May 2009	Managing Executive Officer
May 2010	Managing Executive Officer, Mitsubishi UFJ Morgan Stanley Securities Co., Ltd.
June 2012	Senior Managing Executive Officer
June 2013	Standing Corporate Auditor, Daido Steel Co., Ltd.
June 2017	Director and President, TOHEI Co., Ltd.
May 2020	Advisor, The Chukyo Bank, Limited
June 2020	Director and Chairman (To present)

■ Reasons for nomination as candidate for Director

Since assuming the post of Executive Officer of UFJ Bank Limited (now MUFG Bank, Ltd.) in 2005, Mr. Shigenobu Tokuoka has served as Managing Executive Officer of the same bank, then Managing Executive Officer and later Senior Managing Executive Officer of Mitsubishi UFJ Morgan Stanley Securities Co., Ltd. He later served as Standing Corporate Auditor for Daido Steel Co., Ltd., Director and President of TOHEI Co., Ltd., and then Director and Chairman of the Bank, where he has served since June 2020. He has been nominated as candidate for Director in the determination that he possesses a wide range of knowledge and experience gained from a wealth of experience in a number of fields as well as finance, and has the right abilities and decision-making capabilities for contributing to the sustainable growth of the Bank and improvement of its corporate value over the medium to long-term, and that he has the qualities necessary to fulfill the role and responsibilities of a Director.

Candidate No.
2	Hideo Kobayashi	April 14, 1961	Number of shares owned:	2,600 shares

■ Personal History/Positions and Responsibilities in the Bank (Major Concurrent Positions)
April 1984	Joined The Chukyo Bank, Limited.
May 2004	General Manager of Yatomi Branch
January 2006	General Manager of Okazaki Branch
May 2008	Promoter of Sales Support Group, Sales Management Department
July 2009	Chief Promoter of Sales Support Group, Sales Management Department
July 2010	General Manager of Yaguma Branch
May 2012	General Manager of Joshin Branch
May 2013	General Manager of Tokyo Branch and General Manager of Tokyo Office
May 2015	General Manager of Sales Management Department
June 2015	Executive Officer, General Manager of No. 3 Nagoya Sales Department
June 2017	Director and Executive Officer, General Manager of Sales Management Department, Responsible for the Sales Management Department and Individual Sales Department
May 2019	Director and Executive Officer, Responsible for the Sales Management Department and Individual Sales Department
June 2019	Director and Managing Executive Officer, Responsible for the General Planning and Administration Department, Funds Department, Corporate Strategy Planning Department, and Tokyo Office
April 2021	Director and President
June 2021	President, in charge of Internal Audit Department (To present)

■ Reasons for nomination as candidate for Director

Since assuming the post of Executive Officer and General Manager of the No. 3 Nagoya Sales Department in 2015, Mr. Hideo Kobayashi has served in roles such as Director and Executive Officer, General Manager of the Sales Management Department, and the officer responsible for the Sales Management Department and Individual Sales Department. After assuming the post of Director and Managing Executive Officer, he led the formulation of the 18th Medium-Term Management Plan as the officer in charge of the General Planning and Administration Department and Funds Department. He has served as Director and President since April 2021. He has been nominated as candidate for Director in the determination that he is capable of steadily carrying out duties in core departments of the Bank and is familiar with management overall, and therefore has the right abilities and decision making capabilities for contributing to the sustainable growth of the Bank and improvement of its corporate value over the medium to long-term, and that he has the qualities necessary to fulfill the role and responsibilities of a Director.

Candidate No.
3	Noriaki Kojima	March 9, 1958	Number of shares owned:	2,000 shares

■ Personal History/Positions and Responsibilities in the Bank (Major Concurrent Positions)
April 1980	Joined The Tokai Bank, Ltd.
February 2002	Branch Manager and General Manager of Misono Corporate Sales Division, UFJ Bank Limited
February 2006	General Manager, Gifu Branch Office, The Bank of Tokyo-Mitsubishi UFJ, Ltd.
June 2007	General Manager of No. 4 Nagoya Sales Division, Nagoya Sales Headquarters
October 2009	General Manager of Sales Management Department, The Chukyo Bank, Limited
June 2010	Executive Officer, General Manager of Sales Management Department
June 2011	Executive Officer, General Manager of Sales Management Department
June 2012	Director, General Manager of Sales Management Department
June 2014	Director, General Manager of No. 1 Nagoya Sales Department, General Manager of Head Office
June 2015	Director and Managing Executive Officer, General Manager of No. 1 Nagoya Sales Department, General Manager of Head Office, Responsible for the Sales Management Department and Individual Sales Department
June 2017	Director and Senior Managing Executive Officer, Responsible for the General Planning and Administration Department, Corporate Strategy Planning Department, Tokyo Office, and Risk Management Department
June 2018	Director and Senior Managing Executive Officer, Responsible for the General Planning and Administration Department, Funds Department, Corporate Strategy Planning Department, and Tokyo Office
June 2019	Director and Senior Managing Executive Officer, Responsible for the Sales Management Department and Individual Sales Department
April 2021	Director and Senior Managing Executive Officer, Responsible for the General Planning and Administration Department, Funds Department, Sales Promotion Department, Sales Planning Department, Corporate Strategy Planning Department, and Tokyo Office (To present)

■ Reasons for nomination as candidate for Director

After his experience at The Bank of Tokyo-Mitsubishi UFJ, Ltd. (now MUFG Bank, Ltd.) , Mr. Noriaki Kojima was appointed as Executive Officer and General Manager of the Sales Management Department of the Bank in 2010, after which he was appointed as Director and Managing Executive Officer. After assuming the post of Director and Senior Managing Executive Officer, he demonstrated his abilities as the officer in charge of core departments such as the General Planning and Administration Department, etc., and currently serves as the officer in charge of the General Planning and Administration Department, Funds Department, and Sales Promotion Department, Sales Planning Department, etc. He has been nominated as candidate for Director in the determination that his experience and performance with management overall from his time at the Bank means he has the abilities and decision-making capabilities to contribute to the sustainable growth of the Bank and improvement of its corporate value over the medium to long-term, and that he has the qualities necessary to fulfill the role and responsibilities of a Director.

Candidate No.
4	Toshiyuki Wakao	January 8, 1958	Number of shares owned:	2,200 shares

■ Personal History/Positions and Responsibilities in the Bank (Major Concurrent Positions)
April 1980	Joined The Chukyo Bank, Limited.
October 2003	Chief Investigator of Loan Management Department
October 2005	General Manager of Aratamabashi Branch
October 2006	Deputy General Manager of Sales Management Department
October 2008	Deputy General Manager of Individual Sales Department
July 2009	Deputy General Manager of Loan Management Department
May 2012	General Manager of Compliance Management Department
May 2013	General Manager of Loan Management Department
June 2013	Executive Officer, General Manager of Loan Management Department
June 2016	Director and Executive Officer, Responsible for the Loan Management Department
April 2018	Director and Executive Officer, General Manager of Loan Management Department, Responsible for the Loan Management Department
June 2018	Director and Managing Executive Officer, General Manager of Loan Management Department, Responsible for the Loan Management Department and Human Resources Department
May 2019	Director and Managing Executive Officer, Responsible for the Loan Management Department and Human Resources Department (To present)

■ Reasons for nomination as candidate for Director

Since assuming the post of Executive Officer and General Manager of the Loan Management Department in 2013, Mr. Toshiyuki Wakao has served as Director, Executive Officer, General Manager of the Loan Management Department, and the officer in charge of the Loan Management Department. After assuming the post of Director and Managing Executive Officer, he has also served as General Manager of the Loan Management Department and the officer in charge of the Loan Management Department and the Human Resources Department. He currently serves as the officer in charge of the Loan Management Department and the Human Resources Department. He has been nominated as candidate for Director in the determination that he has the right abilities and decision-making capabilities for contributing to the sustainable growth of the Bank and improvement of its corporate value over the medium to long-term due to his ample experience and achievements in loan departments in general as well as his track record of steady execution of duties even in human resources management and talent cultivation, and that he has the qualities necessary to fulfill the role and responsibilities of a Director.

Candidate No.
5	Hiroshi Kawai	September 11, 1961	Number of shares owned:	2,500 shares

■ Personal History/Positions and Responsibilities in the Bank (Major Concurrent Positions)
April 1984	Joined The Chukyo Bank, Limited.
October 2003	General Manager of Shikatsu Branch
April 2005	General Manager of Iwakura Branch
October 2007	General Manager of Kuwana Branch
April 2010	General Manager of Imaike Branch
May 2012	General Manager of Head Office
May 2015	General Manager of Nagoya Chuo Branch
May 2016	General Manager of Sales Management Department, The Chukyo Bank, Limited
June 2016	Executive Officer, General Manager of Owari/Mikawa Sales Department
April 2018	Executive Officer, General Manager of Internal Audit Department
June 2018	Director, General Manager of Internal Audit Department, Responsible for the Internal Audit Department
May 2021	Director, Responsible for the Internal Audit Department
June 2021	Director and Executive Officer, Responsible for the Operations Administration Department and Risk Management Department (To present)

■ Reasons for nomination as candidate for Director

Since assuming the post of Executive Officer and General Manager of the Owari/Mikawa Sales Department in 2016, Mr. Hiroshi Kawai has served as Executive Officer and General Manager of the Internal Audit Department, Director and General Manager of the Internal Audit Department, and the officer responsible for the Internal Audit Department. He currently serves as Director and the officer responsible for the Operations Administration Department and Risk Management Department. He has been nominated as candidate for Director in the determination that he has the right abilities and decision-making capabilities for contributing to the sustainable growth of the Bank and improvement of its corporate value over the medium to long-term due to his achievements in completing effective audit work, his overall management of administration departments, and his appropriate management of overall risk in the Risk Management Department, and that he has the qualities necessary to fulfill the role and responsibilities of a Director.

Candidate No.
6	Junko Hiratsuka	September 11, 1967	Number of shares owned:	500 shares

■ Personal History/Positions and Responsibilities in the Bank (Major Concurrent Positions)
April 1990	Joined The Tokai Bank, Ltd.
April 2007	General Manager of Ebara Branch, The Bank of Tokyo-Mitsubishi UFJ, Ltd.
May 2009	General Manager of Kyodo Branch
May 2011	General Manager of Okazaki Branch
April 2014	General Manager of Insurance Business Strategy Office, Retail Business Division
May 2015	General Manager of Private Banking Division
May 2017	General Manager of Nagoya Sales Division and Manager of Nagoya Chuo Branch
February 2019	General Manager of Individual Sales Department, The Chukyo Bank, Limited
June 2019	Director and Executive Officer, General Manager of the Individual Sales Department
April 2021	Director and Executive Officer, General Manager of the Sales Planning Department (To present)

■ Reasons for nomination as candidate for Director

After her experience at The Bank of Tokyo-Mitsubishi UFJ, Ltd. (now MUFG Bank, Ltd.), Ms. Junko Hiratsuka was appointed as Director, Executive Officer, and General Manager of the Individual Sales Department of the Bank in 2019. She has served as Director, Executive Officer, and General Manager of the Sales Planning Department since April 2021. She has been nominated as candidate for Director in the determination that she has the right abilities and decision-making capabilities for contributing to the sustainable growth of the Bank and improvement of its corporate value over the medium to long-term due to her track record of steady execution of duties not only in the Individual Sales Department but also in sales planning departments overall, and that she has the qualities necessary to fulfill the role and responsibilities of a Director.

Candidate No.
7	Yuki Shibata	January 11, 1950	Number of shares owned:	0 shares

■ Personal History/Positions and Responsibilities in the Bank (Major Concurrent Positions)
April 1973	Joined Nagoya Railroad Co., Ltd.
June 2000	Branch President of Tokyo Branch
June 2004	Director, General Manager of Related Business Department
July 2005	Director, Assistant Division Director of Railroad Operations HQ, and General Manager of Planning and Management Department
July 2006	Director, General Manager of Corporate Planning Department
June 2007	Managing Director
June 2009	Senior Managing Director
June 2010	Senior Managing Director, General Manager of Railroad Operations HQ
June 2011	Vice-President and Representative Director
June 2012	Representative Director and Vice President, Meitetsu Transportation Co., Ltd.
June 2013	Representative Director and President, Toray Advanced Film Co., Ltd.
June 2016	Advisor
June 2019	Director、The Chukyo Bank, Limited (To present)

■ Reasons for nomination as candidate for External Director and summary of expected roles

Mr. Yuki Shibata was appointed as External Director of the Bank in 2019. He actively provides appropriate advice and suggestions for deliberations and proposals at meetings of the Board of Directors from a practical point of view. This is based on his high level of insight and abundant experience from holding important positions such as Representative Director and Vice President of Nagoya Railroad Co., Ltd. and Representative Director and President of Meitetsu Transportation Co., Ltd. He has been nominated as candidate for External Director in the expectation that he continues to fulfill the roles and responsibilities of an independent external director to demonstrate a highly effective management oversight function.

Candidate No.
8	Hiroyuki Noguchi	May 7, 1958	Number of shares owned:	0 shares

■ Personal History/Positions and Responsibilities in the Bank (Major Concurrent Positions)
April 1981	Joined The Tokai Bank, Ltd.
December 2003	General Manager of Chiba Branch and General Manager of Chiba Corporate Sales Division, UFJ Bank Limited
September 2006	General Manager of Shintomicho Branch, The Bank of Tokyo-Mitsubishi UFJ, Ltd.
May 2009	General Managert of Nihonbashi-Chuo Branch
June 2009	Executive Officer, General Manager of Nihonbashi-Chuo Branch
June 2011	Managing Director, Mitsubishi UFJ Securities Holdings Co., Ltd., Managing Director, Mitsubishi UFJ Morgan Stanley Securities Co., Ltd., and Director, Mitsubishi UFJ Financial Group, Inc.
June 2015	Managing Director, Mitsubishi UFJ Securities Holdings Co., Ltd., Managing Director, Mitsubishi UFJ Morgan Stanley Securities Co., Ltd., Managing Executive Officer, Mitsubishi UFJ Financial Group, Inc.
June 2016	President, Nippon Mutual Housing Loan Co., Ltd.
June 2021	Chairman, Nippon Mutual Housing Loan Co., Ltd.
Auditor, Shintohsho Real Estate Corporation
Director, The Chukyo Bank, Limited
(To present)
(Material Concurrent Posts)
Chair, Nippon Mutual Housing Loan Co., Ltd.
Auditor, Shintohsho Real Estate Corporation

■ Reasons for nomination as candidate for External Director and summary of expected roles

Mr. Hiroyuki Noguchi has served in roles such as Executive Officer of The Bank of Tokyo-Mitsubishi UFJ, Ltd. (now MUFG Bank, Ltd.) and Managing Executive Officer of Mitsubishi UFJ Financial Group, Inc. He currently serves as Director and Chairman of Nippon Housing Mutual Aid Co., Ltd. He has been nominated as candidate for External Director in the expectation that he fulfills the roles and responsibilities of an independent external director to demonstrate a highly effective management oversight function due to his high level of insight and abundant experience from finance in general to corporate management.

(Notes)	1. There are no special conflicts of interest between any of the candidates here and the Bank.

2.       Mr. Yuki Shibata and Mr. Hiroyuki Noguchi are candidates for External Directors.

3.       The Bank has submitted notification to the Tokyo Stock Exchange and Nagoya Stock Exchange regarding Mr. Yuki Shibata's status as an independent officer, in accordance with provisions provided by the respective exchanges. As of the end of this General Meeting of Shareholders, Mr. Shibata will have been an External Director of the Bank for three years.

4.       The Bank has submitted notification to the Tokyo Stock Exchange and Nagoya Stock Exchange regarding Mr. Hiroyuki Noguchi's status as an independent officer, in accordance with provisions provided by the respective exchanges. As of the end of this General Meeting of Shareholders, Mr. Shibata will have been an External Director of the Bank for one year.

5.       The Bank has concluded an Agreement for Limitations of Liability with Mr. Yuki Shibata and Mr. Hiroyuki Noguchi, candidates for External Director. Under this agreement, he shall be liable up to the lowest maximum liability provided for in Article 425(1) of the Companies Act, provided that there should be no willful misconduct or gross negligence involved in his duties and responsibilities as per provisions of the Articles of Incorporation. If both are reappointed and take office as Director, this agreement shall continue to be in force between them and the Bank.

6.       The Bank has concluded a directors and officers liability insurance contract as stipulated in Article 430-3, Paragraph 1 of the Companies Act with an insurance company. The summary of these agreements is on page 20 of the Business Report.

In the event that the candidate is appointed as a Director, he/she will be included as an insured party in this insurance contract. This insurance contract is to be updated as necessary on its next renewal in accordance with the details above.

7.       Yuki Shibata is currently an external director to Chukyo Bank, but in the event he is appointed as an external director by this Proposal, and Proposal No. 2 Approval of Share Transfer Plan With The Aichi Bank, Ltd. is approved as drafted, he is currently scheduled to resign from his position as director of Chukyo Bank as of the day before the effective date of the Share Transfer (scheduled October 2, 2022) for Proposal No. 2 Approval of Share Transfer Plan With The Aichi Bank, Ltd., and is scheduled to be appointed as a Director who is a Member of the Audit Committee of the Joint Holding Company as of the effective date of the Share Transfer (scheduled October 3, 2022).

(Reference) List of Expertise of Directors and Auditors (Skill Matrix)

The following list was prepared on the assumption the director appointment proposal will be approved as drafted at the General Meeting of Shareholders.

	Name	Independent	Corporate planning /operational reform	Sales /Marketing	Financial accounting	Legal/risk management	IT systems	Human resources and labor
Director	Shigenobu Tokuoka		〇	〇	〇	〇
	Hideo Kobayashi		〇	〇	〇		〇
	Noriaki Kojima		〇	〇	〇	〇	〇
	Toshiyuki Wakao		〇		〇	〇		〇
	Hiroshi Kawai			〇	〇	〇	〇
	Junko Hiratsuka		〇	〇	〇		〇
	Yuki Shibata	Independent	〇	〇	〇	〇
	Hiroyuki Noguchi	Independent	〇	〇	〇	〇
Auditor	Akihiro Maeda				〇	〇
	Kazuhiko Kimura	Independent	〇	〇	〇	〇
	Yoshiko Kurimoto	Independent			〇	〇		〇

*       The above table does not include all the knowledge and experience of each Director/Auditor.

Proposal No. 5 Election of one substitute Auditor

Per legal stipulations, we seek approval to elect one Substitute Audit & Supervisory Board Member as a contingency against an insufficient number of Audit & Supervisory Board Members.

Consent has been obtained from the Audit Committee for this proposal.

The candidate for Substitute Audit & Supervisory Board Member is as follows.

Hiroko Takahashi (current family name Danjo)	July 30, 1985	Number of shares owned:	0 shares

■ Personal History/Positions in the Bank (Major Concurrent Positions)
December 2016	Registered at Mie Bar Association Employed at Kusui Law Office
April 2017	Seconded to The Mie Bank, Ltd.
August 2019	Registered at Aichi Bar Association Haruma Noguchi Law Office (current name: and LEGAL law office) (current position)
September 2021	Currently serves as an External Auditor of Shinpo Co., Ltd. (To present)

■ Reasons for nomination as candidate for Substitute External Audit & Supervisory Board Member

Though Ms. Hiroko Takahashi does not have direct experience in corporate management, she has been nominated as candidate for Substitute Outside Audit & Supervisory Board Member in the determination that she is capable of appropriately conducting an objective and neutral audit about the legality of the Bank's Directors' execution of duties due to her specialization as an attorney.

(Notes)	1. There are no special conflicts of interest between the candidate for substitute Auditor and the Bank.
2.	Ms. Hiroko Takahashi is a candidate for External substitute auditor.
3.	The Bank plans to submit notification to the Tokyo Stock Exchange and Nagoya Stock Exchange indicating Ms. Hiroko Takahashi's status as an independent officer, in accordance with provisions provided by the respective exchanges, in the event that she is appointed as Auditor.
4.	The Bank plans to conclude an Agreement for Limitations of Liability with Ms. Hiroko Takahashi in the event that she is appointed as Auditor. Under this agreement, she shall be liable up to the lowest maximum liability provided for in Article 425(1) of the Companies Act, provided that there should be no willful misconduct or gross negligence involved in her duties and responsibilities as External Auditor as per provisions of the Articles of Incorporation.
5.	The Bank has concluded a directors and officers liability insurance contract as stipulated in Article 430-3, Paragraph 1 of the Companies Act with an insurance company. The summary of these agreements is on page 20 of the Business Report.

In the event that Ms. Hiroko Takahashi is appointed as an Audit & Supervisory Board Member, she will be included as an insured party in this insurance contract. This insurance contract is to be updated as necessary on its next renewal in accordance with the details above.

End of document

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General Meeting of Shareholders venue map

Venue Large conference room on the 8th floor of the head office

Venue	33-13, Sakae 3-chome, Naka-ku, Nagoya Large conference room on the 8th floor of the head office
Phone:	052-262-6111 (main number)
Closest station	Five minutes’ walk from Exit 4 of Yabacho Station (Nagoya City Subway Meijo Line )

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